Exhibit 10.5

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE SUCH PORTIONS ARE BOTH NOT MATERIAL AND either WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED or contain personal information. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”).

USD 160,000,000

REVOLVING CREDIT AND GUARANTEE FACILITY AGREEMENT

dated 13 March 2019

for

BORR DRILLING LIMITED
as Company and Borrower

THE COMPANIES listed in Part A of Schedule 1 (The Original Parties)
as Original Rig Owners

THE COMPANIES listed in Part B of Schedule 1 (The Original Parties)
as Original Intra-Group Charterers

THE COMPANIES listed in Part C of Schedule 1 (The Original Parties)
as Original Guarantors

arranged by

THE FINANCIAL INSTITUTIONS listed in Part E of Schedule 1 (The Original Parties)
acting as Mandated Lead Arrangers

with

THE FINANCIAL INSTITUTIONS listed in Part D of Schedule 1 (The Original Parties)
acting as Original Lenders

THE FINANCIAL INSTITUTIONS listed in Part F of Schedule 1 (The Original Parties)
acting as Hedge Providers

and

DANSKE BANK, NORWEGIAN BRANCH
as Issuing Bank

and

DANSKE BANK A/S
acting as Agent

SCHJØDT

CONTENTS

1.	Definitions And Interpretation	4

2.	The Facilities	23

3.	Purpose	24

4.	Conditions Of Utilisation	24

5.	Utilisation Of Loans	26

6.	Utilisation - Trade Finance Instruments	26

7.	Trade Finance Instruments	29

8.	Repayment	31

9.	Prepayment And Cancellation	32

10.	Interest	37

11.	Interest Periods	38

12.	Changes To The Calculation Of Interest	39

13.	Fees	40

14.	Tax Gross Up And Indemnities	41

15.	Increased Costs	45

16.	Other Indemnities	47

17.	Mitigation By The Lenders	48

18.	Costs And Expenses	48

19.	Security	49

20.	Guarantee And Indemnity	50

21.	Representations	54

22.	Information Undertakings	59

23.	Financial Covenants	63

24.	General Undertakings	64

25.	Rig Undertakings	70

26.	Events Of Default	74

27.	Changes To The Lenders	77

28.	Changes To The Obligors	82

29.	Role Of The Agent, The Mandated Lead Arrangers, The Issuing Bank And The Reference Banks	84

30.	Conduct Of Business By The Finance Parties And The Hedge Providers	92

31.	Sharing Among The Finance Parties	92

32.	Payment Mechanics	93

33.	Set-Off	96

34.	Notices	96

35.	Calculations And Certificates	98

36.	Partial Invalidity	99

37.	Remedies And Waivers	99

38.	Amendments And Waivers	99

39.	Confidential Information	104

40.	Confidentiality Of Funding Rates And Reference Bank Quotations	107

41.	Counterparts	109

42.	Conflict	109

43.	Contractual Recognition Of Bail-In	109

44.	Governing Law	109

45.	Enforcement	109

SCHEDULE 1 THE ORIGINAL PARTIES		111

SCHEDULE 2 CONDITIONS PRECEDENT		113

SCHEDULE 3 REQUESTS		117

Part 1 Utilisation Request		117

Part II Utilisation Request - Trade Finance Instruments		118

SCHEDULE 4 FORM OF TRANSFER CERTIFICATE		119

SCHEDULE 5 FORM OF LENDER ASSIGNMENT AGREEMENT		121

SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE		124

SCHEDULE 7 TIMETABLES		126

SCHEDULE 8 LIST OF RIGS		127

SCHEDULE 9 FORM OF ACCESSION LETTER		128

SCHEDULE 10 FORM OF RESIGNATION LETTER		129

THIS AGREEMENT is dated 13 March 2019 and made between:

(1)	BORR DRILLING LIMITED, with registration number 51741 and registered offices at 2nd Floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM 11, Bermuda as company (in that capacity, the “Company”) and borrower (in that capacity, the “Borrower”);

(2)	THE COMPANIES listed in Part A of Schedule 1 (The Original Parties) as rig owners (in that capacity, the “Original Rig Owners”);

(3)	THE COMPANIES listed in Part B of Schedule 1 (The Original Parties) as intra-group charterers (in that capacity, the “Original Intra-Group Charterers”);

(4)	THE COMPANIES listed in Part C of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”)

(5)	THE FINANCIAL INSTITUTIONS listed in Part D of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”)

(6)	THE FINANCIAL INSTITUTIONS listed in Part E of Schedule 1 (The Original Parties) as mandated lead arrangers (in that capacity, the “Mandated Lead Arrangers”) and bookrunners (in that capacity, the “Bookrunners”)

(7)	THE FINANCIAL INSTITUTIONS listed in Part F of Schedule 1 (The Original Parties) as Hedge Providers (the “Hedge Providers”)

(8)	DANSKE BANK, NORWEGIAN BRANCH, a banking institution organised under the laws of Denmark acting through its Norwegian branch offices at Sondre gate 15, N-7011 Trondheim, Norway as issuing bank (in that capacity, the “Issuing Bank”); and

(9)	DANSKE BANK A/S, a banking institution organized under the laws of Denmark acting through its offices at Holmens Kanal 2-12, DK-1092 Copenhagen, Denmark as facility agent and security trustee for the other Finance Parties and the Hedge Providers (in that capacity, the “Agent”).

IT IS AGREED as follows

SECTION 1
INTERPRETATION

1.	Definitions And Interpretation

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 9 (Form of Accession Letter).

“Account Bank” means Danske Bank, Norwegian Branch.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Additional Intra-Group Charterer” means a company which becomes an Additional Inter-Group Charterer in accordance with Clause 28 (Changes to the Obligors).

“Additional Rig Owner” means a company which becomes an Additional Rig Owner in accordance with Clause 28 (Changes to the Obligors).

“Additional Obligor” means an Additional Guarantor, an Additional Rig Owner or an Additional Intra-Group Charterer.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means:

(a)	the Agent’s spot rate of exchange; or

(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreement” means this facility agreement, as it may be amended, supplemented and varied in writing from time to time, including its schedules.

“Approved Brokers” means Fearnleys, Clarkson Valuations Limited, IHS and Pareto Shipbrokers.

“Approved Ship Registry” means the ship registry of Liberia, Marshall Islands, Panama and Vanuatu, or any ship registry as approved in writing by the Agent (on behalf of all Lenders) in accordance with Clause 25.4 (Flag, name and registry), provided however that the ship registry of Vanuatu shall only be considered an Approved Ship Registry of the Rigs “Odin”, “Mist” and “Saga”.

“Assignment of Earnings” means an agreement entered or to be entered into between a Rig Owner or an Intra-Group Charterer and the Agent (on behalf of the Finance Parties and the Hedge Providers) for the assignment with first priority of any Earnings accruing under any charterparty with a duration of more than twelve (12) months entered into in respect of the Rig owned by that Rig Owner or chartered by that Intra-Group Charterer.

“Assignment of Hedging Agreement Claims” means an agreement entered or to be entered into between an Obligor and the Agent (on behalf of the Finance Parties and the Hedge Providers) for the assignment with first priority of any claims arising or that may arise under any Hedging Agreement entered into by that Obligor.

“Assignment of Intra-Group Loans” means an agreement entered or to be entered into between an Obligor and the Agent (on behalf of the Finance Parties and the Hedge Providers) for the assignment with first priority of any Intra-Group Loans granted to or by a Rig Owner.

“Assignment of Insurances” means an agreement entered or to be entered into between a Rig Owner and the Agent (on behalf of the Finance Parties and the Hedge Providers) for the assignment with first priority of any Insurances taken out in respect of the Rig owned by that Rig Owner and any requisition compensation in respect of that Rig.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the Signing Date to and including the date falling one (1) month prior to the Termination Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations under that Facility that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Utilisations under that Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Base Currency” means USD.

“Base Currency Amount” means, in relation to a Utilisation, the amount specified in the Utilisation Request delivered by the Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) and, in the case of a Trade Finance Instrument, as adjusted under Clause 6.7 (Revaluation of Letters of Credit) as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Bermuda, London, New York City, Copenhagen and Oslo.

“Change of Control” means the occurrence of any of the following:

(a)	if any person or group of persons acting in concert owns more than 1/3 of the total amount of shares or are able to vote for more than 1/3 of the voting shares in the Company, other than Tor Olav Troim and a person or group of persons collaborating or acting in concert with Tor Olav Troim; and/or

(b)	Tor Olav Troim ceases to own (directly or indirectly) at least 30,000,000 ordinary shares in the Company as adjusted in the event of a split or reverse split of the shares in the Company; and/or

(c)	Tor Olav Troim ceases to be a member of the board of directors of the Company.

For the purpose of the definition of “Change of Control”, “Tor Olav Troim” means Mr Tor Olav Troim, companies controlled by him and/or any trust created for the benefit of him (including companies controlled by it).

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Facility A Commitment or Facility B Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Current Investments” means the Borrower’s existing interests in equities, forward contracts, debt and/or other securities issued by Rowan Companies Plc (“Rowan”), Ensco Plc (“Ensco”) and Oro Negro Drilling Pte. Ltd., as more particularly defined in paragraph (b) of Clause 24.6 (Investments).

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which have notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event, and

payment is made within three (3) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Earnings” means all moneys whatsoever which are now or later become, payable (actually or contingently) to a Rig Owner or an Intra-Group Charterer in respect of and/or arising out of the use of or operation of a Rig, including (but not limited to):

(a)	all hire moneys payable to that Rig Owner or an Intra-Group Charterer, including (without limitation) payments of any nature under any contract or any other agreement for the employment, use, possession, management and/or operation of that Rig;

(b)	any claim under any guarantees related to hire payable to that Rig as a consequence of the operation of that Rig;

(c)	any compensation payable to that Rig Owner or Intra-Group Charterer in the event of any requisition of that Rig or for the use of that Rig by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by that Rig payable to that Rig Owner or Intra-Group Charterer;

(e)	demurrage and retention money receivable by that Rig Owner or Intra-Group Charterer in relation to that Rig;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings from that Rig;

(g)	if and whenever that Rig is employed on terms whereby any moneys falling within paragraph a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Rig; and

(h)	any other money which arise out of the use of or operation of that Rig and moneys whatsoever due or to become due to that Rig Owner or Intra-Group Charterer from third parties in relation to that Rig.

“Earnings Account” means any account established in the name of a Rig Owner or an Intra-Group Charterer with the Account Bank for the purpose of accumulating Earnings.

“Earnings Account Pledge” means an agreement entered or to be entered into between a Rig Owner or an Intra-Group Charterer and the Agent (on behalf of the Finance Parties and the Hedge Providers) for the pledge with first priority of the Earnings Account(s) established by that Rig Owner or Intra-Group Charterer.

“EEA Member Country” means any Member State of the European Union, Iceland, Liechtenstein and Norway.

“Eligible Institution” means any Lender or other bank or financial institution selected by the Company and which, in each case, is not a member of the Group or an affiliate of any member of the Group.

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, or assessment required under any Environmental Law for the operation of the Rig.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person or company in respect of any Environmental Law or Environmental Permits.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of business conducted on or from the properties owned or used by an Obligor.

“Equity Issue” an equity issue completed after the Signing Date equivalent to minimum 10% of the issued and outstanding share capital of the Company as of 1 January 2019.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Expiry Date” means, fora Trade Finance Instrument, the last day of its Term.

“FA Act” means the Norwegian Financial Agreements Act of 25 June 1999 No. 46 (Nw. finansavtaleloven).

“Facility A” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender the amount set opposite its name under the heading “Commitment” in Part B of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B” means the guarantee facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender the amount set opposite its name under the heading “Commitment” in Part B of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility Office” means:

(a)	the office or offices notified by a Lender or the Issuing Bank to the Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fair Market Value” means the fair market value of a Rig, calculated to be the arithmetic mean of appraisals obtained from two (2) Approved Brokers, appointed by the Agent and acceptable to the Majority Lenders, selected by the Borrower and determined on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and/or pool arrangement. If the valuations deviate by more than 20% across all Rigs, an appraisal from a third Approved Broker shall be obtained and the Fair Market Value shall be the average between the three (3) valuations.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means

(a)	any letter or letters dated on or about the Signing Date between the Mandated Lead Arrangers and the Company (or the Agent and the Company) setting out any fee referred to in Clause 13 (Fees);

(b)	any agreement setting out fees payable to a Finance Party referred to in Clause 14.4 (Fees payable in respect of Trade Finance Instruments); and

(c)	any agreement setting out fees payable to a Finance Party referred to under any other Finance Document.

“Finance Document” means this Agreement, any Security Document, any Fee Letter, any Accession Letter, any Resignation Letter, any Manager’s Undertaking, any Compliance Certificate, any Utilisation Request, any other document designated as such by the Agent and the Company and, as long as there is an Event of Default which is continuing and for the purposes of Clause 31 (Sharing among the Finance Parties), Clause 32 (Payment mechanics) and Clause 33 (Set-off) only, “Finance Document” shall also include any Hedging Agreement.

“Finance Party” means the Agent, a Mandated Lead Arranger, a Bookrunner, a Lender, the Issuing Bank or, as long as there is an Event of Default which is continuing and for the purposes of Clause 31 (Sharing among the Finance Parties), Clause 32 (Payment mechanics) and Clause 33 (Set-off) only, “Finance Party” shall also include the Hedge Providers.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) of any derivative transaction, only the marked to market value shall be taken into account), including any Hedging Agreement;

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 12.4 (Cost of funds).

“GAAP” means IFRS, US GAAP and other generally accepted accounting principles.

“Group” means the Company and its Subsidiaries for the time being.

“Guarantee” means the guarantee liabilities of the Guarantors pursuant to Clause 20 (Guarantee and indemnity).

“Guarantee Commission” means a guarantee commission computed at the following rates:

Tenor	Commercial guarantees and standby letters of credit	Commercial guarantees and standby letters of credit	Letter of credit
	From the Signing Date to and including 31 December 2019	From 1 January 2020 (unless the Equity Issue has been completed).
< 1 year	[***]% p.a.	[***]% p.a.	Case by case basis
≥ 1 year	[***]% p.a.	[***]% p.a.	Case by case basis.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Hedging Agreement” means any ISDA Master Agreement or other master agreement, including any schedule or confirmation (as amended at any time, a “Master Agreement”) and/or any transaction or hedging arrangement pursuant to such Master Agreement (the “Hedging Transaction(s)”) entered or to be entered into between an Obligor and a Hedge Provider, for the purpose of hedging interest rate, currency exchange or other non-speculative swaps for the hedging of the Obligors’ foreign exchange risk in relation to the Facility.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment. arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (g) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurances” means, in relation to a Rig, all policies and contracts of insurance (which expression includes all entries of that Rig in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the relevant Rig Owner (whether in the sole name of that Rig Owner or in the joint names of that Rig Owner and any other person) in respect of that Rig or otherwise in connection with that Rig and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two (2) relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for USD.

“Intra-Group Charterer” means an Original Intra-Group Charterer or an Additional lntra-Group Charterer, unless it has ceased to be an Intra-Group Charterer in accordance with Clause 28 (Changes to the Obligors).

“Intra-Group Loan” means intercompany loans, deposits or equity contributions within the Group, except for the eurobond (to be listed on the Cayman Stock Exchange) to be issued with Borr (UK) Holdings Limited as issuer and the Company as noteholder).

“Inventory of Hazardous Materials” means a document describing the materials present in each Rig’s structure and equipment that may be hazardous to human health or the environment along with their respective location and approximate quantities.

“L/C Proportion” means, in relation to a Lender in respect of any Trade Finance Instrument, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Trade Finance Instrument, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lender Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Lender Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under any statute or regulation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any relevant jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered pursuant to the terms of the Finance Documents.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for USD and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 12.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero (0), LIBOR shall be deemed to be zero (0).

“Loan” means a loan made or to he made under Facility A or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 75% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 75% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 75% of all the Loans then outstanding.

“Management Agreement” means any agreement made or to be made between a Rig Owner and a Manager for the technical and/or commercial management of a Rig.

“Manager” means Borr Drilling Management DMCC, Borr Management Mexico S. de. R.L. de C.V. and/or any other company which the Majority Lenders may approve from time to time as the technical and commercial manager of a Rig, such consent not to be unreasonably withheld or delayed.

“Manager’s Undertaking” means an undertaking to be provided by each Manager in form to be determined by Agent.

“Margin” means:

(a)	from the Signing Date until 31 December 2019, [***] per annum; and

(b)	from 1 January 2020:

(i)	[***] per annum if the Equity Issue has been completed by 31 December 2019; or

(ii)	[***] per annum if the Equity Issue has not been completed by 31 December 2019.

“Material Adverse Effect” means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the business, condition (financial or otherwise), operations, performance or assets of the Group taken as a whole since the date at which its latest audited financial statements were prepared; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents or the Hedging Agreements; or

(c)	subject to the Legal Reservations, the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to, any Finance Document or Hedging Agreement; or

(d)	subject to the Legal Reservations, the right or remedy of a Finance Party or a Hedge Provider in respect of a Finance Document or a Hedging Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Mortgage” means a first priority or first preferred, as applicable, cross-collateralized mortgage in the amount of USD [***] (and deed of covenants or declaration of pledge collateral thereto (if applicable)), executed or to be executed and recorded by a Rig Owner over the Rig owned by it in favour of the Agent (on behalf of the Finance Parties and the Hedge Providers) in the relevant Approved Ship Registry.

“Mortgaged Assets” means:

(a)	the Rigs;

(b)	the Earnings;

(c)	the Insurances;

(d)	the Earnings Accounts;

(e)	any charterparty with a duration of more than twelve (12) months entered into in respect of a Rig;

(f)	any claims arising or that may arise under any Hedging Agreement;

(g)	any Intra-Group Loan; and

(h)	the shares in each Rig Owner.

“Obligor” means the Company, the Borrower a Guarantor, a Rig Owner or an Intra-Group Charterer.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means, in relation to the Company, the audited consolidated financial statements for the financial year ended 31 December 2018.

“Original Obligor” means the Company, the Borrower, an Original Guarantor, an Original Rig Owner or an Original Intra-Group Charterer.

“Outstanding Indebtedness” means the aggregate of all sums of money at any time and from time to time owing to the Finance Parties under or pursuant to the Finance Documents.

“Party” means a party to this Agreement.

“Permitted Investments” means Current Investments and Substitute Investments.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as either:

(a)	if:

(i)	the Reference Bank is a contributor to the Screen Rate; and

(ii)	it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, the rate at which the relevant Reference Bank could fund itself in USD for the relevant period with reference to the unsecured wholesale funding market.

“Reference Banks” means each Lender or such other banks as may be appointed by the Agent in consultation with the Company.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of’ the first fund.

“Relevant Interbank Market” means the London interbank market.

“Relevant Person” means:

(a)	each member of the Group; and

(b)	each of its directors, officers, employees, agents and representatives.

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Trade Finance Instrument).

“Repeating Representations” means each of the representations set out in Clause 21 (Representations) other than Clauses 21.3 (Non-conflict with other obligations), 21.10 (No filing or stamp taxes) and 21.15 (No proceedings pending or threatened).

“Replacement Rig” shall have the meaning ascribed to such term in Clause 28.5 (Replacement Rigs).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 10 (Form of Resignation Letter).

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Party” means a person:

(a)	that is listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or

(b)	that is located, organised or resident in or incorporated under the laws of any country or territory that is, or whose government is, the target of Sanctions broadly prohibiting dealings with such government, country, or territory (including, without limitation, at the date of this Agreement, Crimea/Sevastopol, Cuba, Iran, North Korea, Syria and Sudan);

(c)	that is directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above;

(d)	with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions; or

(e)	that is otherwise a subject of Sanctions.

“Rig” means the jack-up rigs listed in Schedule 8 (List of Rigs), and/or any Replacement Rigs.

“Rig Owner” means an Original Rig Owner or an Additional Rig Owner, unless it has ceased to be a Rig Owner in accordance with Clause 28 (Changes to the Obligors).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan; and

(c)	made or to be made to the Borrower for the purpose of refinancing that maturing Loan.

“Sanctions” means any economic, trade or financial sanctions or embargoes or other restrictive measures implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

“Sanctions Authority” means the Norwegian State, the United Nations, the European Union, the United Kingdom, the member states of the European Union, the member states of the European Economic Area, the United States of America, Australia, any country to which any Obligor is bound and any authority acting on behalf of any of them in connection with Sanctions (including (without limitation) the U.S. Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the US Department of Commerce and any other agency of the US government, Her Majesty’s Treasury (“HMT”) and the United Nations Security Council.

“Sanctions List” means (a) the lists of Sanctions designations and/or targets maintained by any Sanctions Authority (including but not limited to the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by HMT) and/or (b) any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, from time to time.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01/LIBOR02 of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means each document listed in Clause 19 (Security) and any other document agreement agreed between the Parties to be a Security Document.

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Company, the other Finance Parties and the Hedge Providers that:

(a)	all amounts which have become due for payment by the Borrower under the Finance Documents and the Hedging Agreements have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents and the Hedging Agreements;

(c)	none of the Obligors have any future or contingent liability under any provision of this Agreement, the other Finance Documents and the Hedging Agreements; and

(d)	the Agent, the Lenders and the Hedge Providers do not consider that there is a significant risk that any payment or transaction under a Finance Document or a Hedging Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document a Hedging Agreement or any asset covered (or previously covered) by a Security created by a Finance Document a Hedging Agreement.

“Share Pledge” means an agreement entered or to be entered into between the Company or (if relevant) an intermediary holding company of a Rig Owner and the Agent (on behalf of the Finance Parties and the Hedge Providers) for the charge/pledge with first priority of 100% of the issued shares in a Rig Owner.

“Shareholder Loans” means loans from any of the Company’s shareholders to the Company or any of the Obligors.

“Signing Date” means the date of this Agreement.

“Social Law” means any applicable law, regulation, convention or treaty in any jurisdiction in which an Obligor conduct business which relates to labour or human right issues.

“SOLAS” means the International Convention for Safety of Life at Sea, 1974, as amended from time to time.

“Specified Time” means a day or time determined in accordance with Schedule 7 (Timetables).

“Subsidiary” means an entity of which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than 50% of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

“Substitute Investments” means any investment in or acquisition of any interest in equities, forward contracts, debt and/or other securities which may be acquired to substitute any of the Current Investments, provided however that “substitute” shall mean a similar security/instrument in respect of the same company/entity.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Trade Finance Instrument.

“Termination Date” means 15 May 2020.

“Trade Finance Instrument” means:

(a)	a trade finance instrument, in a form requested by the Borrower and agreed by the Agent and the Issuing Bank; or

(b)	any guarantee (bid bond, custom guarantee or performance guarantee), standby letter of credit, letter of credit, indemnity or other instrument in a form requested by the Borrower and agreed by the Agent and the Issuing Bank.

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being USD 160,000,000 on the date of this agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being USD 100,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being USD 60,000,000 at the date of this Agreement.

“Total Loss” means, in relation to a Rig:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of that Rig;

(b)	the requisition for title or compulsory acquisition of that Rig by any government or other competent authority;

(c)	the capture, seizure, destruction, abandonment, condemnation, arrest, detention or confiscation of that Rig by any government or by organisations or individuals exercising supranational authority or who unlawfully purport to exercise public or supranational authority, unless that Rig is released and returned to the possession of the relevant Rig Owner or Intra-Group Charterer within ninety (90) days after the capture, seizure, arrest, detention or confiscation in question; or

(d)	any piracy, hijacking or theft of that Rig, unless that Rig is released and restored to the relevant Rig Owner or Intra-Group Charterer within ninety (90) days after the occurrence of such incident.

“Total Loss Date” means:

(a)	in the case of an actual total loss of a Rig, the date on which it occurred or, if that is unknown, the date when that Rig was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of a Rig, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred: and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Rig Owner with that Rig’s insurers in which the insurers agree to treat that Rig as a total loss; or

(c)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date falling thirty (30) days after the date upon which it happened.

“Transaction Documents” means the Management Agreements, together with the other documents contemplated herein or therein or otherwise designated as a Transaction Document by the Agent and the Company, and “Transaction Document” means any of them.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“US GAAP” means the generally accepted accounting principles in the US.

“US Tax Obligor” means:

(a)	an Obligor which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a Loan or a Trade Finance Instrument.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Trade Finance Instrument is to be issued.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Requests).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, a “Mandated Lead Arranger”, a “Bookrunner”, any “Finance Party”, the “Issuing Bank”, any “Lender”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	a “Hedge Provider”, shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under any Hedging Agreement;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document”, “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	a “group of Lenders” includes all the Lenders;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	the “Interest Period” of a Trade Finance Instrument shall be construed as a reference to the Term of that Trade Finance Instrument;

(viii)	a Lender’s “participation” in relation to a Trade Finance Instrument shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Trade Finance Instrument;

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)	a Utilisation made or to be made to the Borrower includes a Trade Finance Instrument issued on its behalf;

(xii)	a provision of law is a reference to that provision as amended or re-enacted;

(xiii)	words importing the singular shall include the plural and vice versa; and

(xiv)	a time of day is a reference to Central European time (CET) unless specified otherwise.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	The Borrower providing “cash cover” for a Trade Finance Instrument means the Borrower paying an amount in the currency of the Trade Finance Instrument to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Issuing Bank;

(ii)	until no amount is or may be outstanding under that Trade Finance Instrument, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Trade Finance Instrument; and

(iii)	the Borrower has executed a security document, in form and substance satisfactory to the Issuing Bank, creating a first ranking security interest over that account.

(f)	Each Hedging Agreement shall operate subject to the terms of this Agreement and, accordingly, in the event of any inconsistency between the terms of a Hedging Agreement and this Agreement, the terms of this Agreement will prevail.

(g)	A Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(h)	The Borrower “repaying” or “prepaying” a Trade Finance Instrument means:

(i)	the Borrower providing cash cover or other alternative security acceptable to the Guarantee Issuer for that Trade Finance Instrument;

(ii)	the maximum amount payable under the Trade Finance Instrument being reduced or cancelled in accordance with its terms; or

(iii)	the Issuing Bank being satisfied that it has no further liability under that Trade Finance Instrument,

and the amount by which a Trade Finance Instrument is repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(i)	An amount borrowed includes any amount utilised by way of Trade Finance Instrument.

(j)	A Lender funding its participation in a Utilisation includes a Lender participating in a Trade Finance Instrument.

(k)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Trade Finance Instrument.

(l)	An outstanding amount of a Trade Finance Instrument at any time is the maximum amount that is or may be payable by the Borrower in respect of that Trade Finance Instrument at that time.

(m)	The Borrower’s obligation on Utilisations becoming “due and payable” includes the Borrower repaying any Trade Finance Instrument in accordance with paragraph (h) above.

1.3	Currency symbols and definitions

“s” “USD” and “dollars” denote the lawful currency of the United States of America.

SECTION 2
THE FACILITIES

2.	The Facilities

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrower:

(a)	a revolving credit facility in an aggregate amount equal to the Total Facility A Commitments;

(b)	a guarantee facility in an aggregate amount equal to the Total Facility B Commitments.

2.2	Finance Parties’ and Hedge Providers’ rights and obligations

(a)	The obligations of each Finance Party and each Hedge Provider under the Finance Documents are several. Failure by a Finance Party or a Hedge Provider to perform its obligations under the Finance Documents or the Hedging Agreements does not affect the obligations of any other Party under the Finance Documents or the Hedging Agreements. No Finance Party or Hedge Provider is responsible for the obligations of any other Finance Party or Hedge Provider under the Finance Documents and the Hedging Agreements.

(b)	The rights of each Finance Party and each Hedge Provider under or in connection with the Finance Documents and the Hedging Agreements are separate and independent rights and any debt arising under the Finance Documents to a Finance Party or under the Hedging Agreements to a Hedge Provider from an Obligor shall be a separate and independent debt.

(c)	A Finance Party and a Hedge Provider may, except as otherwise stated in the Finance Documents and the Hedging Agreements, separately enforce its rights under the Finance Documents and the Hedging Agreements.

(d)	No Finance Party or Hedge Provider will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or Hedging Agreement, unless directly caused by its gross negligence or wilful misconduct.

3.	Purpose

3.1	Purpose of the Facility

(a)	The Borrower shall apply all amounts borrowed by it under the Facility A towards the activation / mobilisation of rigs and general corporate purposes of the Company.

(b)	The Borrower shall apply all amounts borrowed by it under the Facility B towards issuance of Trade Finance Instruments, as well as refinancing of certain existing Trade Finance Instruments issued by Danske Bank, Norwegian Branch.

(c)	No proceeds of any Utilisation of any Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions Of Utilisation

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I (Conditions Precedent to the initial Utilisation Date) of Schedule 2 (Conditions Precedent). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)	it has been approved by the Agent (acting on the instructions of all the Lenders in respect of Facility B) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation eleven (11) or more Loans would be outstanding.

(b)	The Borrower may not request that a Trade Finance Instrument be issued if, as a result of the proposed Utilisation, ten (10) or more Trade Finance Instruments would be outstanding.

4.5	Form and content

All documents and evidence delivered to the Agent pursuant to this Clause 4 (Conditions of Utilisation) shall:

(a)	be in form and substance satisfactory to the Agent;

(b)	if required by the Agent, be in original; and

(c)	if required by the Agent, be certified, notarized, legalized or attested in a manner acceptable to the Agent.

4.6	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions of Utilisation) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of all of the Lenders).

SECTION 3
UTILISATION

5.	Utilisation Of Loans

5.1	Delivery of a Utilisation Request

The Borrower may utilise Facility A by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be USD.

(b)	The amount of the proposed Loan must be an amount which is minimum USD 10,000,000, or if greater, in integral multiples of USD 1,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 8.1 (Repayment of Loans) each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 32.1 (Payments to the Agent), in each case by the Specified Time.

5.5	Cancellation of Commitment

The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

6.	Utilisation - Trade Finance Instruments

6.1	Facility B

(a)	Facility B may be utilised by way of Trade Finance Instruments.

(b)	Clause 5 (Utilisation of Loans) does not apply to Utilisations by way of Trade Finance Instruments.

(c)	In determining the amount of the Available Facility and a Lender’s L/C Proportion of a proposed Trade Finance Instrument for the purposes of this Agreement the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Trade Finance Instruments.

6.2	Delivery of a Utilisation Request for Trade Finance Instruments

(a)	The Borrower may request a Trade Finance Instrument to be issued on behalf of itself or, for Nigeria, Mexico, Qatar or such other jurisdictions as accepted by the Issuing Bank, any of its Subsidiaries, by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

(b)	The Issuing Bank may, in its sole discretion, decide whether or not to issue a Trade Finance Instrument requested by the Borrower.

6.3	Completion of a Utilisation Request for Trade Finance Instruments

Each Utilisation Request for a Trade Finance Instrument is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Trade Finance Instrument;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to Facility B;

(c)	the currency and amount of the Trade Finance Instrument comply with Clause 6.4 (Currency and amount);

(d)	the form of Trade Finance Instrument is attached;

(e)	the Expiry Date of the Trade Finance Instrument falls on or before the Termination Date applicable to Facility B;

(f)	the delivery instructions for the Trade Finance Instrument are specified; and

(g)	the identity of the beneficiary of the Trade Finance Instrument is a beneficiary approved by the Issuing Bank.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	Subject to paragraph (c) below, the amount of the proposed Trade Finance Instrument must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	if the currency selected is the Base Currency, a minimum of USD 1,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is an Optional Currency, the minimum amount (and if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

(c)	The maximum aggregate Base Currency Amount of all Trade Finance Instrument shall not exceed the Total Facility B Commitments.

6.5	Issue of Trade Finance Instruments

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Trade Finance Instrument on the Utilisation Date.

(b)	The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Trade Finance Instrument to be renewed in accordance with Clause 6.6 (Renewal of a Trade Finance Instrument), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	The amount of each Lender’s participation in each Trade Finance Instrument will be equal to its L/C Proportion.

(d)	The Agent shall determine the Base Currency Amount of each Trade Finance Instrument which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Trade Finance Instrument and its participation in that Trade Finance Instrument by the Specified Time.

(e)	The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) above have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. The Issuing Bank will have no liability to any person for issuing a Trade Finance Instrument based on such assumption.

(f)	The Issuing Bank is solely responsible for the form of the Trade Finance Instrument that it issues. The Agent has no duty to monitor the form of that document.

(g)	Subject to paragraph (i) of Clause 29.7 (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Trade Finance Instrument and its issue.

(h)	The Issuing Bank may issue a Trade Finance Instrument in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to issue that Trade Finance Instrument in any particular form of communication.

6.6	Renewal of a Trade Finance Instrument

(a)	The Borrower may request that any Trade Finance Instrument issued on behalf of the Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Trade Finance Instrument by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Trade Finance Instrument except that the condition set out in paragraph (d) of Clause 6.3 (Completion of a Utilisation Request for Trade Finance Instruments) shall not apply.

(c)	The terms of each renewed Trade Finance Instrument shall be the same as those of the relevant Trade Finance Instrument immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Trade Finance Instrument immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Trade Finance Instrument immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	Subject to paragraph (e) below, if the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Trade Finance Instrument pursuant to a Renewal Request.

(e)	Where a new Trade Finance Instrument is to be issued to replace by way of renewal an existing Trade Finance Instrument, the Issuing Bank is not required to issue that new Trade Finance Instrument until the Trade Finance Instrument being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or otherwise that no liability can arise under it.

6.7	Revaluation of Trade Finance Instruments

(a)	If any Trade Finance Instruments are denominated in an Optional Currency, the Agent shall at three (3) monthly intervals after the date of this Agreement recalculate the Base Currency Amount of each Trade Finance Instrument by notionally converting into the Base Currency the outstanding amount of that Trade Finance Instrument on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	The Borrower shall, if requested by the Agent within fourteen (14) days of any calculation under paragraph (a) above, ensure that within three (3) Business Days sufficient Trade Finance Instrument are prepaid to prevent the Base Currency Amount of the Trade Finance Instrument exceeding the Total Facility B Commitments following any adjustment to a Base Currency Amount under paragraph (a) above.

6.8	Reduction or expiry of Trade Finance Instrument

If the amount of any Trade Finance Instrument is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the Issuing Bank and the Borrower shall promptly notify the Agent of the details upon becoming aware of them.

7.	Trade Finance Instruments

7.1	Immediately payable

If a Trade Finance Instrument or any amount outstanding under a Trade Finance Instrument is expressed to be immediately payable, the Borrower that requested the issue of that Trade Finance Instrument shall repay or prepay that amount immediately.

7.2	Claims under a Trade Finance Instrument

(a)	The Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Trade Finance Instrument requested by it and which appears on its face to be in order (in this Clause 7 (Trade Finance Instruments), a “claim”).

(b)	The Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)	The Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of the Borrower under this Clause 7 (Trade Finance Instruments) will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)	The Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Trade Finance Instrument requested by the Borrower.

(b)	Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Trade Finance Instrument (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	The Borrower shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 (Indemnities) in respect of that Trade Finance Instrument.

(d)	The obligations of each Lender or the Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or the Borrower in respect of any Trade Finance Instrument, regardless of any intermediate payment or discharge in whole or in part.

(e)	If the Borrower has provided cash cover in respect of a Lender’s participation in a Trade Finance Instrument, the Issuing Bank shall seek reimbursement from that cash cover before making a demand of that Lender under paragraph (b) above. Any recovery made by the Issuing Bank pursuant to that cash cover will reduce that Lender’s liability under paragraph (b) above.

(f)	The obligations of any Lender or the Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Trade Finance Instrument or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Trade Finance Instrument or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Trade Finance Instrument or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Trade Finance Instrument or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Trade Finance Instrument or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7 (Trade Finance Instruments).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

8.	Repayment

8.1	Repayment of Loans

(a)	The Borrower shall repay each Loan on the last day of its Interest Period.

(b)	Without prejudice to the Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Loans are to be made available to the Borrower:

(A)	on the same day that a maturing Loan is due to be repaid by the Borrower; and

(B)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)	the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the Borrower will only be required to make a payment under Clause 32.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)	each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 32.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the Borrower will not be required to make a payment under Clause 32.1 (Payments to the Agent); and

(2)	each Lender will be required to make a payment under Clause 32.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

(c)	If the Borrower has not delivered a Utilisation Request in respect of a maturing Loan in accordance with Clause 5.1 (Delivery of a Utilisation Request), the maturing Loan shall, subject to the other provisions of this Agreement, be automatically rolled over with an Interest Period of three (3) months provided that the conditions set out in Clause 4.2 (Further conditions precedent) are fulfilled. For the avoidance of doubt, this automatic rollover mechanism requires the Borrower to deliver a Utilisation Request in the amount of USD 0 if no automatic rollover is to take place.

8.2	Termination Date

(a)	All Outstanding Indebtedness is due and payable on the Termination Date.

(b)	The Company shall (and shall, if relevant, ensure that its Subsidiaries shall) procure that the Issuing Bank is released from its obligations under any Trade Finance Instruments outstanding on the Termination Date. Any Trade Finance Instruments which have not expired on or before the Termination Date shall be repaid on the Termination Date.

9.	Prepayment And Cancellation

9.1	Voluntary cancellation

(a)	The Company may, if it gives the Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 10,000,000) of an Available Facility.

(b)	Any cancellation under this Clause 9.1 (Voluntary cancellation) shall reduce the Commitments of the Lenders rateably under that Facility.

9.2	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of that Loan by a minimum amount of USD 1,000,000).

9.3	Mandatory prepayment – illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation or it becomes contrary to Sanctions to do the same:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 9.8 (Right of replacement or repayment and cancellation in relation to a single Lender or Issuing Bank), the Borrower shall repay that Lender’s participation in the Utilisations on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than one (i) month after the Agent’s notice to the Company) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

9.4	Illegality in relation to the Issuing Bank

If it becomes unlawful or contrary to Sanctions to do the same for the Issuing Bank to issue or leave outstanding any Trade Finance Instrument, then:

(a)	the Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Trade Finance Instrument;

(c)	the Company shall procure that the Borrower shall use its reasonable endeavours to procure the release of each Trade Finance Instrument issued by the Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than one (1) month after the Agent’s notice to the Company) (failing which each Trade Finance Instrument shall be prepaid on or before such date); and

(d)	Facility B shall cease to be available for the issue of Trade Finance Instruments.

9.5	Mandatory prepayment – Disposal or Total Loss of a Rig

(a)	For the purposes of this Clause 9.5 (Disposal or Total Loss of a Rig):

“Disposal” means a sale or other disposal of a Rig (whether by a voluntary or involuntary single transaction or series of transactions) by way of an asset sale or sale of all the shares in the relevant Rig Owner.

“Mandatory Prepayment Amount” means, in respect of a Rig, an amount equal to the sum of the then aggregate principal amount of outstanding Loans and Trade Finance Instruments and undrawn Commitments under the Facilities multiplied by a fraction, the numerator of which is the sum of the Fair Market Value of such Rig and the denominator of which is the sum of the aggregate of the Fair Market Value of all Rigs.

(b)	If a Rig (or shares in the Rig Owner which owns a Rig) is subject to a Disposal or if a Rig suffers a Total Loss, the Borrower shall either:

(i)	cancel and prepay the Facilities by an amount equal to the Mandatory Prepayment Amount in accordance with paragraph (c) of this Clause 9.5 (Disposal or Total Loss of a Rig); or

(ii)	replace that Rig by a Replacement Rig pursuant to the terms of Clause 28.5 (Replacement Rigs) within ninety (90) days of the Total Loss Date or the date on which the Disposal is completed by delivery of that Rig or the shares in the Rig Owner which owns that Rig. If the Borrower intends to exercise the option to replace the Rig by a Replacement Rig, the Borrower shall notify the Agent in writing within ten (10) Banking Days of becoming aware of the circumstances which result in a mandatory prepayment under this Clause 9.5 (Mandatory prepayment – Disposal or Total Loss of a Rig) however no later than on the date on which the cancellation/prepayment becomes effective pursuant to paragraph (c) below.

(c)	Any cancellation and/or prepayment pursuant to this Clause 9.5 (Disposal or Total Loss of a Rig) shall be made by the Borrower:

(i)	in the case of any cancellation and/or prepayment relating to a Disposal of a Rig (other than a Total Loss), on or before the date on which the Disposal is completed by delivery of that Rig or the shares in the Rig Owner which owns that Rig; or

(ii)	in the case of any prepayment relating to a Total Loss, on the earlier of the date falling one hundred and eighty (180) days after the Total Loss Date and the date of receipt of the proceeds of Insurance or requisition compensation (as the case may be) relating to such Total Loss.

(d)	The cancellation under this Clause 9.5 (Disposal or Total Loss of a Rig) shall be applied rateably against the Total Facility A Commitments and the Total Facility B Commitments, and if after such cancellation the aggregate amount of Loans outstanding exceed the Total Facility A Commitments or the aggregate amount of Trade Finance Instruments outstanding exceed the Total Facility B Commitments the Borrower shall repay the Loans or the Trade Finance Instruments (as the case may be by amounts sufficient that the outstanding Loans and Trade Finance Instruments no longer exceed the Total Facility A Commitments and the Total Facility B Commitments respectively.

(e)	If there is a cancellation under this Clause 9.5 (Disposal or Total Loss of a Rig), the Security granted pursuant to this Agreement by or in respect of the relevant Rig, the relevant Rig Owner (and intermediary holding company which owns shares in the relevant Rig Owner (if relevant)) and the relevant Intra-Group Charterer, and the Guarantee issued by the relevant Rig Owner (and intermediary holding company which owns shares in the relevant Rig Owner (if relevant)) and the relevant Intra-Group Charterer, shall be released and this Agreement and such Security Documents shall cease to apply to the relevant Rig, the relevant Rig Owner (and intermediary holding company which owns shares in the relevant Rig Owner (if relevant)) and the relevant lntra-Group Charterer.

9.6	Mandatory prepayment – collateral maintenance test

(a)	The Borrower shall ensure that the aggregate Fair Market Value of the Rigs is at all times at least one hundred and seventy-five per cent (175%) of the aggregate outstanding Utilisations.

(b)	If the Borrower fails to meet the requirement set out in paragraph (a) above, the Company shall within ten (10) Business Days after the Agent’s request:

(i)	prepay and cancel the Facilities by an amount sufficient to become compliant with paragraph (a) above; or

(ii)	provide the Lenders with additional Security in form and substance (including with respect to the type and value of such Security) reasonably satisfactory to the Majority Lenders to become compliant with paragraph (a) above (it being understood that cash in USD placed in a blocked account shall be satisfactory to the Majority Lenders), such additional Security to be documented and perfected in such terms as the Agent (on behalf of the Majority Lenders) may reasonably approve or require, including any legal opinions in respect of such additional Security.

9.7	Mandatory prepayment – Change of Control

If a Change of Control occurs:

(a)	the Company shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation; and

(c)	the Agent (if requested by any Lender) may, by not less than thirty (30) days’ notice to the Company, cancel that Lender’s Total Commitments and declare its participation in all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon that Lender’s participation of the Total Commitments will be cancelled and all such outstanding Utilisations and amounts will become immediately due and payable.

9.8	Right of replacement or repayment and cancellation in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender or Issuing Bank claims indemnification from the Company under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

(A)	(if such circumstances relate to a Lender) of’ cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below; or

(B)	(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Trade Finance Instrument issued by it and cancellation of its appointment as the Issuing Bank under this Agreement in relation to any Trade Finance Instruments to be issued in the future.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero (0).

(c)	On the last day of each Interest Period which ends after the Company have given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), the Borrower shall repay that Lender’s participation in the Utilisations.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or,

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 9.3 (Mandatory prepayment – illegality) to any Lender,

the Company may, on thirty (30) Business Days’ prior notice to the Agent and that Lender (provided always that if an Obligor becomes obliged to pay any amount in accordance with Clause 9.3 (Mandatory prepayment – illegality) to any Lender, any replacement of that Lender hereunder must be completed by such deadline for payment as is determined in accordance with Clause 9.3 (Mandatory prepayment – illegality)), replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, hind or other entity selected by the Borrower which is acceptable (in the case of any transfer of a Facility B Commitment) to the Issuing Bank and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Trade Finance Instrument fees (to the extent that the Agent has not given a notification under Clause 27.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with these checks.

9.9	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent thirty (30) Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero (0).

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

9.10	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 9 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facilities which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 9 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Company or the affected Lender or Issuing Bank, as appropriate.

(g)	If all or part of any Lender’s participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender’s Commitment (equal to the amount or the Base Currency Amount of the amount (as the case may be) of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

9.11	Application of prepayments

Any prepayment of a Utilisation pursuant to Clause 9.2 (Voluntary prepayment of Loans), Clause 9.5 (Mandatory prepayment – Disposal or sale of a Rig), Clause 9.6 (Mandatory prepayment – Fair Market Value) or Clause 9.7 (Mandatory prepayment – Change of control) shall be applied pro rata to each Lender’s participation in that Utilisation.

SECTION 5
COSTS OF UTILISATION

10.	Interest

10.1	Calculation of interest

(a)	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	LIBOR.

(b)	The effective interest on the Facilities has been calculated in a separate effective interest letter from the Agent to the Borrower of even date herewith.

10.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than three (3) Months, on the dates falling at three (3) monthly intervals after the first day of the Interest Period).

10.3	Default interest

(a)	If (i) an Obligor fails to pay any amount payable by it under a Finance Document on its due date or (ii) an Event of Default has occurred and is continuing, interest shall accrue on the Loans from the due date or the date when the notice of the requirement to pay default interest in accordance with Clause 26.16 (Acceleration) has been given by the Agent to the Borrower (save in case of breach of Clause 22.5 (Notification of default) (in which case default interest shall be payable from the date when the Event of Default occurred) and up to the date of actual payment (both before and after judgment) or until the Event of Default is remedied at a rate which, subject to paragraph (b) below, is two hundred basis points (200 bps) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods (or at a rate corresponding to LIBOR +5% p.a. if there is no applicable interest, fee or commission), each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 (Default interest) shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two hundred basis points (200 bps) per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest. (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

11.	Interest Periods

11.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	If the Borrower fails to select an Interest Period in accordance with paragraph (a) above, the relevant Interest Period will be three (3) Months.

(c)	Subject to this Clause 11 (Interest Periods), the Borrower may select an Interest Period of one (1), three (3) or six (6) Months or any other period agreed between the Company, the Agent and all the Lenders. No more than two (2) Interest Periods of one (1) Month shall be available in any financial year.

(d)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(e)	Each Interest Period for a Loan shall start on the Utilisation Date. A Loan has one Interest Period only.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	Changes To The Calculation Of Interest

12.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	USD; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

(iii)	the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time for USD and for a period equal in length to the Interest Period of that Loan.

(c)	Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for USD or the relevant Interest Period there shall be no LIBOR for that Loan and Clause 12.4 (Cost of funds) shall apply to that Loan for that Interest Period.

12.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon London time on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

12.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty per cent. (50%) of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 12.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

12.4	Cost of funds

(a)	If this Clause 12.4 (Cost of funds) applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event within three (3) Business Days of the first day of that Interest Period (or, if earlier, on the date falling three (3) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this Clause 12.4 (Cost of Funds) applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 12.4 (Cost of funds) applies pursuant to Clause 12.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(e)	If this Clause 12.4 (Cost of funds) applies pursuant to Clause 12.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

12.5	Notification to Company

If Clause 12.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Company.

12.6	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue, and the Agent shall, upon receipt thereof, provide a copy of such certificate to each of the Company and the Borrower.

13.	Fees

13.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a commitment fee computed at the rate of:

(i)	[***] per cent. ([***]%) of the Margin per annum on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A; and

(ii)	[***] per cent. ([***]%) per annum, to be increased to [***] per cent. ([***]%) per annum with effect from 1 January 2020 unless the Equity Issue has been completed latest by 31 December 2019, on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B.

(b)	The accrued commitment fee is payable on the last day of each successive period of three (3) Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

13.2	Other fees

The Company shall pay to the Agent such fees as set out in one or more Fee Letters.

13.3	Fees payable in respect of Trade Finance Instruments

(a)	The Borrower shall pay to the Issuing Bank:

(i)	an establishment fee in an amount of USD 2,500 for each Trade Finance Instrument requested by it, due and payable on the Issue Date of that Trade Finance Instrument; and

(ii)	an amendment fee of USD 2,000 for each Trade Finance Instrument being amended, due and payable on the date the amendment becomes effective.

(b)	The Borrower shall pay to the Agent (for the account of each Lender) a Trade Finance Instrument fee in the Base Currency (computed at the rate which is the applicable Guarantee Commission) on the outstanding amount of each Trade Finance Instrument (calculated to be the amount certified by the Issuing Bank to be its maximum aggregate liability (actual or contingent) under that Trade Finance Instrument) requested by it for the period from the issue of that Trade Finance Instrument until its Expiry Date. This fee shall be distributed according to each Lender’s L/C Proportion of that Trade Finance Instrument.

(c)	The accrued Trade Finance Instrument fee shall be payable in advance on the first day of each period of ninety (90) days (or such shorter period as shall end on the Expiry Date for that Trade Finance Instrument) starting on the date of issue of that Trade Finance Instrument. If the outstanding amount of a Trade Finance Instrument is reduced, any Trade Finance Instrument fee accrued in respect of the amount of that reduction shall be payable on the day that that reduction becomes effective.

(d)	If the Borrower provides cash cover in respect of any Trade Finance Instrument:

(i)	the Trade Finance Instrument fee payable for the account of each Lender shall continue to be payable until the expiry of the Trade Finance Instrument; and

(ii)	the Borrower shall be entitled to withdraw interest (if any) accrued on the cash cover to pay the fees described in paragraph (i) above.

(e)	The minimum Guarantee Commission payable per annum on a Trade Finance Instrument is USD 2,500, or the equivalent in the relevant Optional Currency.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

14.	Tax Gross Up And Indemnities

14.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means credit against, relief or remission for, or payment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender or the Issuing Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Lender or the Issuing Bank. If the Agent receives such notification from a Lender or the Issuing Bank it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

(a)	The Company shall (within three (3) Business Days of written demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3 (Tax indemnity), notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes

The Company shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	VAT

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

14.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If an Obligor is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where that Obligor is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where that Obligor is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where that Obligor is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Obligor.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Obligor.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

14.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

15.	Increased Costs

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Company shall, within three (3) Business Days of a written demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with any Basel III Regulation, CRD IV and/or CRR (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Agreement:

“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.

“Basel II Approach” means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

“Basel II Regulation” means:

(i)	any law or regulation implementing the Basel II Accord (including the relevant provisions of directive 2013/36/EU (“CRD IV”) and regulation 575/2013 (“CRR”) of the European Union) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(ii)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

“Basel III Accord” means, together:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel Ill: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Basel III Regulation” means any law or regulation implementing the Basel III Accord (including CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.

“Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or Trade Finance Instrument.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company in writing.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 15.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	Other Indemnities

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)	any complaint, claim, proceeding, formal notice, investigation, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any Lender as a result of conduct of any Relevant Party that violates any Sanctions or alleged breach of any Sanction in connection with (directly or indirectly) the Loans;

(d)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(e)	issuing or making arrangements to issue a Trade Finance Instrument requested by the Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Company.

The indemnity in this Clause 16.2 (Other indemnities) shall cover any cost, loss or liability incurred by each Finance Party in any jurisdiction arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions.

16.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

17.	Mitigation By The Lenders

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.3 (Mandatory prepayment – illegality) or, in respect of the Issuing Bank, Clause 9.4 (Illegality in relation to Issuing Bank), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	Costs And Expenses

18.1	Transaction expenses

The Company shall promptly on demand pay the Agent, the Hedge Providers, the Mandated Lead Arrangers and the Issuing Bank the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and, syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Company shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including external legal fees) reasonably incurred by the Agent (or by any receiver or delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Company shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including external legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

For the avoidance of doubt, costs payable by the Borrower under Clause 18.1 (Transaction Expenses), 18.2 (Amendment costs) and this Clause 18.3 (Enforcement and preservation costs) remain payable whether or not any Utilisation is ever made.

SECTION 7
SECURITY

19.	Security

19.1	Security

The obligations and liabilities of the Obligors under the Finance Documents and under the Hedging Agreements (on a subordinated basis), including (without limitation) the Borrower’s obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Obligors towards the Finance Parties and the Hedge Providers in connection therewith, shall at any time until all amounts due to the Finance Parties under any Finance Document and to the Hedge Providers under any Hedging Agreement have been paid and/or repaid in full, be secured by the following security on a cross-collateralised basis:

(a)	the Mortgages;

(b)	the Assignments of Earnings;

(c)	the Assignments of Insurances;

(d)	the Assignments of Hedging Agreement Claims;

(e)	the Assignments Intra-Group Loans;

(f)	the Earnings Account Pledges;

(g)	the Share Pledges; and

(h)	the Guarantees,

and any other document that may have been or shall from time to time hereafter be executed as Security for the Obligors’ obligations under or pursuant to the Finance Documents and under the Hedging Agreements.

The Security created by the Security Documents shall rank with first priority and shall include any obligations under the Finance Documents and under the Hedging Agreements, always subject to the provision of Clause 32.5 (Partial Payments).

19.2	Perfection

The Obligors undertake to ensure that the Security Documents are duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties and the Hedge Providers) on or about the Signing Date in accordance with Clause 4 (Conditions of Utilisation), and to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties and Hedge Providers, to maintain the security position envisaged hereunder or to facilitate the realisation of any assets the subject of any Security.

19.3	Further assignments

(a)	In the event that a Rig Owner or an Intra-Group Charterer enters into any charterparty or other contract of employment of the Rig, including any pool participation agreement, with a duration of more than twelve (12) months in respect of a Rig, that Rig Owner or Intra-Group Charterer shall prior to the relevant commencement date assign, in form and substance acceptable to the Agent, the Earnings accruing thereunder in favour of the Agent (on behalf of the Finance Parties and the Hedge Providers).

(b)	In the event that an Obligor enters into a Hedging Agreement, that Obligor shall promptly after the entry into of that Hedging Agreement assign, in form and substance acceptable to the Agent, any claims arising or that may arise under that Hedging Agreement in favour of the Agent (on behalf of the Finance Parties and the Hedge Providers).

(c)	In the event that an Intra-Group Loan is granted to a Rig Owner or a Rig Owner grants an Intra-Group Loan, that lntra-Group Loan shall promptly after its granting be assigned, in form and substance acceptable to the Agent, in favour of the Agent (on behalf of the Finance Parties and the Hedge Providers).

19.4	Security – Hedging Agreement

The Obligors’ obligations and liabilities under any Hedging Agreement, together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Obligors towards a Hedge Provider in connection with the Hedging Agreement, shall at any time until all amounts due to the Hedge Provider under the Hedging Agreements have been paid and/or repaid in full, be secured by the Security Documents and the guarantee liabilities of the Guarantors pursuant to Clause 20 (Guarantee and Indemnity), however on subordinated basis to the rights of the other Finance Parties under the Finance Documents.

20.	Guarantee And Indemnity

20.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party and each Hedge Provider punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents and the Hedging Agreements;

(b)	undertakes with each Finance Party and each Hedge Provider that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document or any Hedging Agreement, that Guarantor shall immediately on demand (Nw. påkravsgaranti) pay that amount, and no Guarantor shall have any right of reservation or objection to such demand for payment by the Agent and no conflict or dispute of whatsoever nature, including without limitation any defences based on underlying agreements, between the Agent and an Obligor shall have an impact on a Guarantor’s obligation to pay under the guarantee set out in this Clause 20 (Guarantee and indemnity); and

(c)	agrees with each Finance Party and each Hedge Provider that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party and/or that Hedge Provider immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document or any Hedging Agreement on the date when it would have been due. The amount payable by that Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 20 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee;

subject, however, to Clause 20.2 (Guarantee limitations) below.

20.2	Guarantee limitations

Notwithstanding the obligations of the Guarantors pursuant to the guarantee set out in this Clause 20 (Guarantee and indemnity):

(a)	the maximum guarantee liability of each Guarantor hereunder shall always be limited to USD 208,000,000 plus (i) any interest, default interest, Break Cost or other costs, fees and expenses related to the Obligors’ obligations under the Finance Documents and the Fledging Agreements and (ii) any default interest or other costs, fees and expenses related to the liability of that Guarantor hereunder;

(b)	the guarantee set out in this Clause 20 (Guarantee and indemnity) does not apply to any liability if and to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of any applicable provisions under the laws of the relevant jurisdiction of the Guarantors.

20.3	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents and the Hedging Agreements, regardless of any intermediate payment or discharge in whole or in part.

20.4	Number of claims

There is no limit on the number of claims that may be made by the Agent on behalf of the Finance Parties under the guarantee and indemnity granted under this Clause 20 (Guarantee and indemnity).

20.5	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party or a Hedge Provider in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantors under this Clause 20 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

20.6	Waiver of defences

The obligations of the Guarantors under this Clause 20 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 20 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party or any Hedge Provider) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document, any Hedging Agreement or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document, any Hedging Agreement or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.7	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party or any Hedge Provider (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause zo (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document or a Hedging Agreement to the contrary.

20.8	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents and the Hedging Agreements have been irrevocably paid in full, each Finance Party and each Hedge Provider (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party or that Hedge Provider (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from an Obligor.

20.9	Deferral of the Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents and the Hedging Agreements have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents and the Hedging Agreements or by reason of any amount being payable, or liability arising, under this Clause 20 (Guarantee and indemnity):

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents and the Hedging Agreements;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party or any rights of the Hedge Providers under the Hedging Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Hedging Agreements by any Hedge Provider;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Guarantor has given a guarantee, undertaking or indemnity under Clause 20.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party or any Hedge Provider.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents and to the Hedge Providers under or in connection with the Hedging Agreements to be repaid in full on trust for the Finance Parties and the Hedge Providers and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment mechanics).

20.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party or any Hedge Provider.

20.11	Norwegian Financial Agreements Act

Each Guarantor, to the extent it is deemed to be a guarantor pursuant to the FA Act, specifically waives all rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)	§ 29 (as the Agent shall be entitled to exercise all its rights under this Agreement and applicable law in order to secure payment. Such rights shall include the right to set-off any credit balance in any currency, on any bank account that Guarantor might have with each of the Finance Parties and the Hedge Providers individually against the amount due);

(b)	§ 63 (1) – (2) (to be notified of an Event of Default hereunder or under a Hedging Agreement and to be kept informed thereof);

(c)	§ 63 (3) (to be notified of any extension granted to an Obligor in payment of principal and/or interest);

(d)	§ 63 (4) (to be notified of an Obligor’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(e)	§ 65 (3) (that its consent is required for it to be bound by amendments to the Finance Documents and the Hedging Agreements that may be detrimental to its interest);

(f)	§ 66 (that its consent is required for the release of other Security);

(g)	§ 67 (2) (about any reduction of its liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents and the Hedging Agreements);

(h)	§ 67 (4) (that its liabilities hereunder shall lapse after ten (10) years, as it shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents and the Hedging Agreements);

(i)	§ 70 (as it shall not have any right of subrogation into the rights of the Finance Parties under the Finance Documents and/or the Hedge Providers under the Hedging Agreements until and unless the Finance Parties and the Hedge Providers shall have received all amounts due or to become due to them under the Finance Documents and the Hedging Agreements);

(j)	§ 71 (as the Finance Parties and the Hedge Providers shall have no liability first to make demand upon or seek to enforce remedies against any other Obligor or any other Security Interest provided in respect of any other Obligor’s liabilities under the Finance Documents and the Hedging Agreements before demanding payment under or seeking to enforce its guarantee obligations hereunder);

(k)	§ 72 (as all interest and default interest due under any of the Finance Documents and the Hedging Agreements shall be secured by its guarantee obligations hereunder);

(l)	§ 73 (1) - (2) (as all costs and expenses related to a termination event or an Event of Default under this Agreement and under the Hedging Agreements shall be secured by its guarantee obligations hereunder); and

(m)	§ 74 (1) - (2) (as it shall not make any claim against any other Obligor for payment by reason of performance by it of its obligations under the Finance Documents and the Hedging Agreements until and unless the Finance Parties and the Hedge Providers first shall have received all amounts due or to become due to them under the Finance Documents and the Hedging Agreements).

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	Representations

Each Obligor makes the representations and warranties set out in this Clause 21 (Representations) to each Finance Party and each Hedge Provider on the date of this Agreement, on each Utilisation Date and on the dates on which the Repeating Representations are made.

21.1	Status

(a)	It is a corporation (or in the case may be, a limited liability company), duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

21.2	Binding obligations

(a)	The obligations expressed to be assumed by it in each Finance Document are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

(b)	Save as provided herein or therein and/or as have been or shall be completed prior to the initial Utilisation Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Obligors, and in respect of a Rig, for the Mortgage over that Rig to constitute valid and enforceable first priority mortgage over that Rig.

21.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the Transaction Documents do not and will not conflict with:

(a)	any law, statute, rule or regulation applicable to it, or any order, judgment, decree or permit to which it is subject (including the Council Directive 2001/97/EC of the European Parliament and of the Council of 4 December 2001 amending Council Directive 91/308/EEC of the Council of the European Community implemented to combat “money laundering”);

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

21.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Transaction Documents to which it is a party and the transactions contemplated by those Finance Documents and Transaction Documents.

(b)	All necessary corporate, shareholder and other action have been taken by it to approve and authorize the execution of the Finance Documents and the Transaction Documents, the compliance with the provisions thereof and the performance of its obligations thereunder.

(c)	The Borrower acts for its own account by entering into the Finance Documents and obtaining the Facilities.

21.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Transaction Documents to which it is a party;

(b)	to make the Finance Documents and the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	in connection with its business and ownership of assets,

have been obtained or effected and are in full force and effect, and there are no circumstances which indicate that any of the same are likely to be revoked in whole or in part.

21.6	Authorisations

All Authorisations required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the other Finance Documents and the Transaction Documents and any other agreements and instruments required or contemplated hereunder have been delivered to the Finance Parties and are in full force and effect, and any condition contained therein or otherwise applicable thereto has been or will at the appropriate time be complied with and fulfilled during the life of this Agreement.

21.7	Governing law and enforcement

Subject to any Legal Reservations:

(a)	The choice of Norwegian, English, Scots, Cayman Islands, Vanuatu and Liberian law respectively as the governing law of the Finance Documents and the Hedging Agreements will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Norway, England, Scotland, the Cayman Islands, Vanuatu and/or Liberia in relation to a Finance Document or a Hedging Agreement will be recognised and enforced in its jurisdiction of incorporation.

21.8	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 26.6 (Insolvency), 26.7 (Insolvency proceedings) or Clause 26.8 (Creditors’ process) is currently pending or, to its knowledge, threatened in relation to it, and none of the circumstances described in Clause 26.6 (Insolvency), 26.7 (Insolvency proceedings) or Clause 26.8 (Creditors’ process) applies to it.

21.9	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 14.1 (Definitions)) from any payment it may make under any Finance Document.

21.10	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is, other than registration of the Mortgages in the Approved Ship Registry, not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, other than registration of the Mortgages in the Approved Ship Registry.

21.11	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

21.12	No misleading information

(a)	Any factual information provided by any member of the Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial information provided by any member of the Group has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by any member of the Group being untrue or misleading in any material respect.

21.13	Financial statements

(a)	Its Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 22 (Information Undertakings) were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 22 (Information Undertakings) fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Company).

(c)	As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 22 (Information Undertakings), no Obligor has had any material liabilities, direct or indirect, actual or contingent which has not been disclosed to the Agent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against it in the Original Financial Statements, the most recent delivered financial information or in the notes thereto.

(d)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since the date of delivery of its latest financial statements.

21.14	Pari passu ranking

Its payment obligations under the Finance Documents and the Hedging Agreements rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it.

21.16	Title

It will hold the legal title and/or will be the beneficial party, as the case may be, to the Mortgaged Assets.

21.17	No security

None of the Mortgaged Assets are affected by any Security, and it is not a party to, nor is it or any of the Mortgaged Assets bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security over any of the Mortgaged Assets, save for the Security created under the Security Documents, for liens arising solely by operation of law and/or in the ordinary course of business or otherwise as permitted pursuant to the terms of Clause 24.9 (Negative pledge).

21.18	No immunity

Neither it, nor any of its assets, are entitled to immunity from suit, execution, attachment or other legal process, and its entry into of the Finance Documents, the Hedging Agreements and the Transaction Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under Finance Documents, the Hedging Agreements and the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

21.19	Ranking of Security Documents

The Security created by the Security Documents has or will have the ranking in priority which it is expressed to have in the Security Documents and the Security is not subject to any prior ranking.

21.20	Taxation

(a)	It is not materially overdue in the filing of any Tax returns.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes which is reasonably likely to have a material adverse effect on its ability to perform its obligations under the Finance Documents.

21.21	Compliance with Environmental Laws

It has performed and observed all Environmental Laws, all Environmental Permits and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Rigs.

21.22	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against it where that claim has or is reasonably likely, if determined against it, to have a material adverse effect on its ability to perform its obligations under the Finance Documents, the Hedging Agreements and the Transaction Documents.

21.23	Laws and regulations

(a)	It and parties acting on its behalf has and shall continue to observe and abide with all applicable laws and regulations applicable to it, inter alia in relation to bribery and corrupt practices and to SOLAS.

(b)	It and parties acting on its behalf confirms that it is aware of and abides with, including but not limited any law, official requirement or other regulatory measure or procedure implemented to combat:

(i)	money laundering (as defined in Article 1 of the Directive 2005/60/EF (Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing) amending Council Directive 91/308, as amended from time to time); and

(ii)	bribery and corrupt practices, and it further confirms that it is aware of the Norwegian Penal Code of 2005 § 387 - § 389 cf. § 15 (Nw. straffeloven) pursuant to which bribery and participation in bribery may be charged with penalties of fines or up to three years of imprisonment or up to ten years of imprisonment in severe cases and that the Penal Code criminalises bribery in the public as well as the private sector, as amended from time to time, and all applicable laws and regulations.

21.24	The Rigs

Each Rig will on the relevant Utilisation Date be:

(a)	in the absolute ownership of the relevant Rig Owner free and clear of all encumbrances (other than current crew wages and the relevant Mortgage) and that Rig Owner will be the sole, legal and beneficial owner of that Rig;

(b)	registered in the name of the relevant Rig Owner with the Approved Ship Registry under the laws and flag applicable for the Approved Ship Registry;

(c)	in good and safe condition and state of repair consistent with good operational standards in every way and fit for service (or in accordance with the applicable stacking plan when in stacked mode); and

(d)	classed with American Bureau of Shipping (ABS) or such other classification society as approved by the Agent, free of all overdue requirements and other recommendations affecting class.

21.25	Financial Indebtedness

It is not in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).

21.26	Sanctions

(a)	It, each other member of the Group, their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives has been and is in compliance with Sanctions;

(b)	Neither it, nor any other member of the Group, their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives:

(i)	is a Restricted Party, acts directly or indirectly on behalf of a Restricted Party or is involved in any transaction through which it is likely to become a Restricted Party;

(ii)	is engaging, or has engaged in any transaction, action or conduct that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions; or

(iii)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority or any other relevant third party.

21.27	Anti-bribery, anti-corruption and anti-money laundering

None of the Obligors nor any of their subsidiaries, directors or officers, or, to the best knowledge of the Obligors, any Affiliate, agent or employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Obligors have instituted and maintain policies and procedures designed to prevent violation of such laws, regulations and rules.

21.28	Transaction Documents

(a)	No material terms of any of the Transaction Documents have been amended or terminated, nor have any waivers of any material terms thereof been agreed, without the prior written consent of the Agent.

(b)	It has not received any notice of termination or force majeure under any of the Transaction Documents.

21.29	Earnings Accounts

It has all earnings accounts related to the Rigs with the Agent or an Affiliate of the Agent.

21.30	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, and the first day f each Interest Period and on the date of delivery of each Compliance Certificate (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

22.	Information Undertakings

The undertakings in this Clause 22 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents and the Hedging Agreements or any Commitment is in force.

22.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, its audited consolidated financial statements for that financial year;

(b)	as soon as the same become available, but in any event within seventy-five (75) days after the end of its financial quarters, its unaudited consolidated financial statements for that financial quarter; and

(c)	as soon as the same become available, but in any event within thirty (30) days of the end of each financial quarter, updated three year liquidity forecasts.

22.2	Compliance Certificate

The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) and (b) of Clause 22.1 (Financial statements), a Compliance Certificate signed by the chief financial officer of the Company setting out (in reasonable detail) computations as to compliance with Clause 23 (Financial covenants) and the relevant Fair Market Value requirement set out in Clause 9.6 (Mandatory prepayment – collateral maintenance test) as at the date as at which those financial statements were drawn up.

22.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 22.1 (Financial statements) shall be certified by the CFO of the Company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 22.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 23 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

22.4	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all relevant documents dispatched by the Company to its shareholders (or any class of them) or by an Obligor to its creditors generally at the same time as they are dispatched, or a link to such documents if such documents are dispatched electronically through the web pages of the Oslo Stock Exchange/Stamdata;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation by any Sanctions Authority against it, other member of the Group, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such;

(d)	promptly upon becoming aware that it, other members of the Group, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party; and

(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request, and which can be delivered without breach of any confidentiality undertakings or any applicable law or rules of a securities/regulatory exchange.

22.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.6	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten (10) Business Days.

22.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.8	Notification of Environmental Claims

Each Obligor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against an Obligor (or any of its Affiliates), the Manager or any Rig; and

(b)	of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against an Obligor (or any of its Affiliates), the Manager or any Rig,

where the claim would be reasonably likely, if determined against an Obligor (or any of its Affiliates) or any Rig, to have a Material Adverse Effect.

23.	Financial Covenants

23.1	Definitions

In this Agreement:

“Book Equity” means the book value of equity (as determined in accordance with GAAP).

“Book Assets” means, at any time, the total book value of all the assets which would, in accordance with GAAP, be classified as assets.

“Current Assets” means on a consolidated basis any aggregate amount of cash, bank deposits, fully marketable securities, inventories and trade receivables and short term receivables, always provided that short term shall be interpreted in accordance with GAAP.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) expected to be settled within twelve months from the date of computation but excluding amounts in respect of liabilities for instalments on long-term debt and capital lease payments falling due within twelve (12) months after the relevant calculation date and any group intercompany balances and shareholder loans.

“Free Liquidity” means the aggregate value of:

(a)	free and available cash in hand and bank deposits including bank deposits that are pledged, but which the relevant member of the Group may freely operate such as the Earnings Accounts until the occurrence of an Event of Default;

(b)	any available, undrawn and uncancelled amount under the Facilities and any other revolving credit facilities, provided however that if Free Liquidity is demonstrated on the basis of such other revolving credit facilities, the Company shall provide the Agent with such information about such revolving credit facilities as the Agent may reasonably request; and

(c)	certificates of deposits or marketable debt securities (included money market funds) with A-rating or better and a maturity of twelve (12) months or less after the relevant date of calculation and which can be realised and applied against the loan within one month.

“Net Interest Bearing Debt” means the sum of all interest bearing indebtedness less Free Liquidity.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

23.2	Financial condition

(a)	Book Equity ratio

The Company (on a consolidated basis) shall at all times have a ratio of Book Equity to Book Assets equal to or greater than 40%.

(b)	Working Capital

The Company (on a consolidated basis) shall at all times maintain a Working Capital which is positive.

(c)	Minimum Free Liquidity

The Company (on a consolidated basis) shall at all times maintain Free Liquidity in the amount of minimum the higher of:

(i)	USD 50,000,000; and

(ii)	five per cent. (5%) of Net Interest Bearing Debt; or

(iii)	from such time as the Company can document that a corresponding amendment to the minimum liquidity requirement in its other bank financing agreements has become effective, four per cent. 4% of Net Interest Bearing Debt.

23.3	Financial testing

The financial covenants set out in Clause 23.2 (Financial condition) shall be calculated on the Company’s consolidated figures and in accordance with GAAP and tested (i) by reference to each of its financial statements delivered pursuant to paragraph (a) and (b) (save for Q4) of Clause 22.1 (Financial statements) (whether audited or un-audited) and each Compliance Certificate delivered pursuant to Clause 22.2 (Compliance Certificate) and (ii) at such other times as reasonably requested by the Agent by reference to such documentation as is then available or made available in accordance with paragraph (e) of Clause 22.4 (Information: miscellaneous), and presented to the Agent in form and substance satisfactory to the Agent.

23.4	Most favoured nation

If the financial covenants provided by or on behalf of the Company in favour of any other bank or financial institution should change from time to time or in any way be more favourable than the financial covenants in favour of the Finance Parties, then within thirty (30) days after the time of such changes becoming effective the Company shall notify the Agent in writing, which notice shall attach the revised financial covenants and illustrate the changes. If the Agent is of the opinion that the revised financial covenants are more favourable than the current, then the Agent (on behalf of the Finance Parties) has a right to change the financial covenants to reflect the said revisions for the period that the financial covenants in favour of any other bank or financial institutions are in effect.

24.	General Undertakings

The undertakings in this Clause 24 (General undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents and the Hedging Agreements or any Commitment is in force.

24.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

24.2	Title

The Obligors (as the case may be) shall hold legal title to and own the entire beneficial interest in the Mortgaged Assets, free of all Security and other interests and rights of every kind, except for those created by the Finance Documents and as permitted by Clause 24.9 (Negative pledge).

24.3	Compliance with laws etc.

(a)	The Obligors shall (and shall ensure that each other member of the Group, as well as any manager):

(i)	comply with all laws or regulations:

(A)	applicable to its business; and

(B)	applicable to the Rigs, their ownership, employment, operation, management and registration,

including all Environmental Laws and the laws of the jurisdiction of each relevant Approved Ship Registry;

(ii)	comply with all applicable Sanctions;

(iii)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environment Permits; and

(iv)	without limiting paragraph (a) above, not employ a Rig nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to all Environmental Laws, anti-bribery and corruption laws and all Sanctions.

(b)	The Obligors shall (and shall ensure that each other member of the Group, as well as any manager and charterer) observe and abide with, including but not limited any law, official requirement or other regulatory measure or procedure implemented to combat:

(i)	money laundering (as defined in Article 1 of the Directive 2005/60/EF (Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing) amending Council Directive 91/308, as amended from time to time); and

(ii)	bribery and corrupt practices, and it further confirms that it is aware of the Norwegian Penal Code of 2005 § 387 - § 389 cf. § 15 (Nw. straffeloven) pursuant to which bribery and participation in bribery may be charged with penalties of fines or up to three years of imprisonment or up to ten years of imprisonment in severe cases and that the Penal Code criminalises bribery in the public as well as the private sector, as amended from time to time, and all applicable laws and regulations.

24.4	Sanctions

(a)	Each Obligor shall ensure that none of them, nor any other member of the Group, respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf:

(i)	is or will become a Restricted Party;

(ii)	is in breach of Sanctions;

(iii)	causes (or will cause) a breach of Sanctions by any Finance Party; and/or

(iv)	take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party.

(b)	No Obligor shall (and the Borrower shall ensure that no other Relevant Person will) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party or otherwise a target of sanctions (“target of sanctions” signifying an entity or person (“Target”) that is a target of laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes by virtue of prohibitions and/or restrictions being imposed on any US person or other legal or natural person subject to the jurisdiction or authority of a US Sanctions Authority which prohibit or restrict them from them engaging in trade, business or other activities with such Target without all appropriate licences or exemptions issued by all applicable US Sanctions Authorities).

(c)	Each Obligor undertakes that it and each director, officer, agent, employee or person acting on behalf of the Obligor, is not a Restricted Party and does not act directly or indirectly on behalf of a Restricted Party.

(d)	No Obligor shall use any revenue or benefit derived from any activity or dealing with a Restricted Party in discharging any obligation due or owing to the Finance Parties and/or the Hedge Providers.

(e)	Each Obligor shall procure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Finance Party or any affiliate of a Finance Party in its name.

(f)	No Obligor shall directly or indirectly use the proceeds of a Loan, or lend or contribute or otherwise make available all or any part of such proceeds to any subsidiary, joint venture partner, Relevant Person, Affiliate or any other person to fund activities or business of or with any person, or in any country or territory, that, at the time of such funding is a Restricted Party or in any other manner that would result in a violation of Sanctions by any person (including any person participating in the loan hereunder, whether as a Finance Party or otherwise).

24.5	Indebtedness

No Rig Owner shall, without the prior written consent of the Agent, borrow any additional funds or enter into any transaction (including derivative transactions other than any Hedging Transactions) that may result in the incurrence of any additional Financial Indebtedness, it being agreed however that Intra-Group Loans shall be allowed provided always that (a) no Default is then in existence or will occur from such disposition, (b) after giving effect to such disposition, the Obligors will be in compliance with the financial covenants in Clause 23 (Financial covenants), (c) Intra-Group Loans shall be fully subordinated to the Facilities and any obligations under the Hedging Agreements and (d) any creditor of an Intra-Group Loan assigns by way of security its claims under that lntra-Group Loan to the Agent (on behalf of the Finance Parties and the Hedge Providers on the establishment of that Intra-Group Loan.

24.6	Investments

(a)	No Rig Owner shall, without the prior written consent of the Majority Lenders, make any further investments or acquisitions other than investments related to the Rigs in the ordinary course of business.

(b)	The Borrower shall not (and shall ensure that no other company in the Group shall), without the prior written consent of the Majority Lenders, make any further investments or acquisitions in financial assets. This restriction does not apply to:

(i)	the Current Investments, which have an estimated cost/forward price to the Borrower of USD [***] (excluding (a) any additional interest or other cost payable in respect of any of the Current Investments and/or (b) any costs resulting from any changes in the composition of the relevant Current Investments (whether as a result of a merger of Rowan and Ensco or otherwise)); or

(ii)	any Substitute Investment, provided that the acquisition of, or investment in, such Substitute Investment does not increase the aggregate cost/forward price to the Borrower (and/or any company in the Group as the case may be) of the Permitted Investments above USD [***].

24.7	Financial support

No Rig Owner shall make or grant any loans, guarantees or any other form of financial support, except financial support (i) arising by operation of cash pooling arrangements within the Group or (ii) in the ordinary course of operation of the Rigs, it being agreed however that Intra-Group Loans shall be allowed provided always that (a) no Default is then in existence or will occur from such disposition, (b) after giving effect to such disposition, the Obligors will be in compliance with the financial covenants in Clause 23 (Financial covenants), (c) Intra-Group Loans shall be fully subordinated to the Facilities and any obligations under the Hedging Agreements) and (d) the Rig Owner in its capacity as a creditor of an Intra-Group Loan assigns by way of security its claims under that Intra-Group Loan to the Agent (on behalf of the Finance Parties and the Hedge Providers prior to the establishment of that Intra-Group Loan.

24.8	Merger

No Obligor shall enter into any amalgamation, demerger or merger.

24.9	Negative pledge

(a)	No Obligor shall create or permit to subsist any Security over any of the Mortgaged Assets other than pursuant to the Security Documents.

(b)	No Rig Owner shall create or permit to subsist any Security over any of its assets other than pursuant to the Security Documents.

(c)	No Rig Owner shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraph (a), (b) and (c) above do not apply to any Security listed below:

(i)	any netting or set-off arrangement entered into by any member of the relevant Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading and securing obligations not more than thirty (30) days overdue;

(iii)	any Security entered into pursuant to any Finance Document or Hedging Agreement; or

(iv)	Security consented to in writing by the Agent (acting upon instructions from the Lenders).

24.10	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

24.11	Distribution restrictions

The Company shall not, without the prior written consent of the Agent (on behalf of the Lenders):

(a)	declare, make or pay any dividend or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any of its share premium reserve;

(c)	service or repay any loan from a shareholder comparable to equity; or

(d)	redeem, repurchase or repay any of its shares capital (or resolve to do so),

to its shareholders (or any Affiliates thereof) in respect of any financial year, unless:

(i)	no Event of Default has occurred and is continuing at the time the making, payment or declaration of the relevant dividend or other distribution is made, or would result from the making, payment or declaration of the relevant dividend or other distribution; and

(ii)	the Company will be in compliance with the financial covenants following the making, payment or declaration of the relevant dividend or other distribution; and

in which case up to fifty per cent. (50%) of the Company’s net profits from the previous financial year may be used for the purposes of paragraphs (a) - (d) above.

24.12	Transactions with Affiliates

Each Obligor shall procure that all transactions entered into between a member of the Group and an Affiliate are made on arm’s length terms.

24.13	Insurances – general

Each Obligor shall maintain appropriate insurance cover with respect to its properties, assets and operations of such types, in such amounts and against such risks as are maintained by prudent companies carrying on the same or substantially similar business. All insurances must be with financially sound and reputable insurance companies, funds or underwriters.

24.14	Earnings Accounts

Each Vessel Owner and Intra-Group Charterer shall maintain Earnings Accounts with the Account Bank and ensure that all Earnings and all other income from the Rigs, including but not limited to insurance proceeds and requisition compensation, are paid to those Earnings Account.

24.15	Derivative transactions

(a)	No Obligor shall enter into any derivative transactions related to the Rigs and the Facilities with other parties than the Hedge Providers.

(b)	No Obligor shall enter into any speculative hedging transactions.

24.16	Transaction Documents

The Obligors shall procure that no material terms of any of the Transaction Documents are amended or terminated, or any waivers of any material terms thereof are agreed, without the prior written consent of the Agent.

24.17	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith or can be lawfully withheld;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 22.1 (Financial statements); or

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

24.18	No change of name etc.

No Obligor shall change:

(a)	the end of its fiscal year;

(b)	its nature of business;

(c)	its constitutional documents, except for such changes as are necessary to reflect transactions or corporate actions which are permitted pursuant to the terms of this Agreement;

(d)	its legal name;

(e)	its type of organization; or

(f)	its jurisdiction;

without the prior written consent of the Agent, such consent not to be unreasonably withheld.

24.19	Subordination

(a)	Each Obligor shall procure that all Intra-Group Loans are fully subordinated to the interest of the Finance Parties hereunder and the Hedge Providers under the Hedging Agreements.

(b)	The Company shall procure that all Shareholder Loans are fully subordinated to the interest of the Finance Parties hereunder and the Hedge Providers under the Hedging Agreements.

(c)	Each Rig Owner shall procure that all amounts payable to and/or claims against it from the Manager and/or any manager are fully subordinated to the interest of the Finance Parties hereunder and the Hedge Providers under the Hedging Agreements.

24.20	Compliance with constitutional documents etc.

The Obligors shall, and shall ensure that its Subsidiaries shall, comply with all laws or constitutional documents and in all material respects with agreements to which an Obligor is a party.

24.21	Agreement to enter into discussions

If, by 30 September 2019 the Facilities have not been refinanced or the Equity Issue or any other IPO has not been completed, the Company shall meet with the Finance Parties to discuss their plans for the refinancing of the Facilities.

25.	Rig Undertakings

25.1	General

The undertakings in this Clause 25 (Rig undertakings) are granted by each Rig Owner in respect of the Rig owned by it and remain in force from the Signing Date and for so long as any amount is outstanding under the Finance Documents and the Hedging Agreements or any Commitment is in force.

25.2	Insurance - Rigs

(a)	The Rig Owners shall maintain or ensure that each Rig is insured for the whole tenor of the Facilities against such risks, including but not limited to, hull and machinery, protection & indemnity (including cover for pollution liability to the uppermost limit available via the P&I club which shall be an IGA member), hull interest, increased value and war risk insurances, including confiscation, terrorism, hijacking and piracy, in such amounts, on such terms and placed through first class insurance brokers with such first class insurers as the Agent shall approve.

(b)	The aggregate value of the hull and machinery insurance, hull interest insurance and/or increased value insurance for each Rig shall be at least equal to the higher of the Fair Market Value of that Rig and (when aggregated with the value of insurances in respect of the other Rigs) one hundred and twenty per cent (120%) of the Facilities, whereof the hull and machinery insurance for a Rig shall at all times cover at least eighty per cent (80%) of the Fair Market Value of that Rig while the remaining cover may be taken out by way of hull interest and increased value insurances.

(c)	The Rig Owners shall procure that the Agent (on behalf of the Finance Parties and the Hedge Providers) is noted as first priority mortgagee in the insurance contracts, and that confirmation is promptly given by the underwriters thereof to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (threshold for major casualty to be USD 5,000,000 in respect of each Rig) are noted in the insurance contracts and that standard letters of undertaking/cover notes/policies/certificates of entry are promptly executed by the insurers and/or the insurance broker(s).

(d)	Within reasonable time prior to the expiry date of the relevant Insurances, the Rig Owners shall procure the delivery to the Agent of a confirmation from the insurance broker(s) through whom the Insurances referred to in paragraph (a) above have been renewed and taken out in respect of a Rig with insurance values as required by paragraph (b) above, and similarly from the P&I club in which the Rig is entered that such entry is continuing, that such Insurances are or shall be in full force and effect and that the Agent (on behalf of the Finance Parties and the Hedge Providers) has been noted as first priority mortgagee by the relevant insurers and that the broker and, if applicable, the P&I club shall promptly issue a letter of undertaking in respect of such renewed insurances.

(e)	The Agent shall take out (for the benefit of the Finance Parties and the Hedge Providers but at the cost and expense of the Rig Owners), a Mortgagee’s Interest Insurance and a Mortgagee’s Interest - Additional Perils Pollution Insurance (covering one hundred and twenty per cent (120%) of the Facilities).

(f)	If any of the Insurances referred to in paragraph (a) above form part of a fleet cover, the Rig Owners shall procure, except for protection & indemnity (where the Rig Owners shall procure to obtain standard market undertakings in favour of the Agent with respect to protection & indemnity from the insurers or the insurance broker), that the insurers or the insurer broker shall undertake to the Agent that they shall neither set-off against any claims in respect of any Rig any premiums due in respect of other Rigs or units under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of a Rig if and when so requested by the Agent.

(g)	The Rig Owners shall procure that each Rig always is employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(h)	The Rig Owners will not make any material change to the insurances described under (a) above without the prior written consent of the Agent.

(i)	The Rig Owners shall pay for an insurance audit report commissioned by the Agent to be prepared by an independent insurance consultant, in form and contents acceptable to the Agent, to be tabled prior to the relevant Utilisation Date and thereafter (if requested by the Agent or Lenders) upon each (annual) renewal of the Insurances referred to in paragraph (a) above.

25.3	Minimum Fair Market Value

(a)	The Rig Owners shall, at its own expense, arrange for each of the Rigs to be valued by two (2) (or, as the case may be, three (3)) Approved Brokers on a semi-annual basis and delivered to the Agent within thirty (30) days of the end of each Financial Quarter ending on 30 June and 31 December each year (first time 30 June 2019). Such valuations shall be dated no more than thirty (30) days before the date of delivery to Agent. If the valuations deviate by more than 20% across all Rigs, an appraisal from a third Approved Broker shall be obtained and the Fair Market Value shall be the average of the three (3) valuations.

(b)	If any relevant technical inspection reports are made or issued in respect of a Rig, the Rig Owners shall promptly forward copies of such reports to the Agent.

25.4	Flag, name and registry

Each Rig shall be registered in an Approved Ship Registry. The Rig Owners may not move a Rig to any ship register (other than to another Approved Ship Registry) or dual register a Rig without the prior written consent of the Lenders, such consent not to be unreasonably withheld or delayed.

25.5	Classification and repairs

The Rig Owners shall, and shall procure that the relevant Manager shall, keep or shall procure that each Rig is kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

(a)	so as to maintain its current class as set out in in Schedule 8 (List of Rigs) or with American Bureau of Shipping (ABS) or another IACS classification society approved to the Majority Lenders, free of overdue material recommendations and qualifications;

(b)	so as to comply with the laws and regulations (statutory or otherwise) applicable to units registered under the flag state of that Rig or to Rigs employed in any jurisdiction in which that Rig may operate from time to time;

(c)	not, without the prior written consent of the Lenders, change the classification society of a Rig;

(d)	not, without the prior written consent of the Agent, bring a Rig or allow a Rig to be brought to any yard for repairs or for the purpose of work being done upon her where the costs of such repairs or work is likely to exceed USD 5,000,000 (or the equivalent thereof in any other currency), unless such person shall first have given to the Agent and in terms reasonably satisfactory to it, a written undertaking not to exercise any lien on that Rig or her Insurances or Earnings for the cost of such repairs or work or otherwise;

(e)	not permit any major change or structural alteration to be made to a Rig, nor any modification of, or part removal from, a Rig in a way which would materially diminish her value;

(f)	procure that each Rig is kept in a good, safe and efficient condition and state of repair consistent with the industry’s best ownership and management practice with dry-docking to be completed at the frequency required by class; and

(g)	not permit a Rig to enter the territorial waters (12 mile limit) of the US unless a valid Certificate of Financial Responsibility as required by the United States Coast Guard has been obtained for that Rig in advance.

25.6	Inspections and class records

(a)	Each Rig Owner shall procure that the Agent’s surveyor at the relevant Rig Owner’s cost, is permitted to inspect the condition of its Rig once every twelve (12) months provided always that such arrangement shall not interfere with the operation of that Rig and subject to satisfactory indemnities approved by the P&I insurers.

(b)	Each Rig Owner shall, and shall procure that the Manager shall procure that the Agent is:

(i)	granted permission to access class records and other information from the classification society in relation to each Rig; and

(ii)	granted electronic access to class records directly by the classification society or indirectly via the account manager of that Rig Owner and/or the Manager (as the case may be) and designating the Agent as a user of the system under its account.

(c)	The Rig Owners shall, and shall procure that the relevant Manager shall, instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to each Rig.

25.7	Surveys

The Rig Owners shall, and shall procure that the relevant Manager shall, submit to or cause each Rig to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of each Rig and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however such requests are limited to once a year.

25.8	Notification of certain events

The Rig Owners shall immediately notify the Agent of:

(a)	any accident to a Rig involving repairs where the costs will or is likely to exceed USD 5,000,000 (or the equivalent in any other currency);

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with within the period set by that insurer, classification society or competent authority;

(c)	any exercise or purported exercise of any arrest or lien on a Rig, its Earnings or its Insurances; and

(d)	any occurrence as a result of which a Rig has become or is, by the passing of time or otherwise, likely to become a Total Loss.

25.9	Operation of the Rigs

(a)	The Rig Owners shall, and shall procure that the commercial and technical management of the Rig shall be performed by a Manager or any other management company acceptable to the Majority Lenders. The Rig Owners shall not, without the prior written consent of the Majority Lenders, change or allow the change of the technical or commercial management of a Rig.

(b)	The Rig Owners shall, and shall procure that each Manager shall, comply, or procure the compliance in all material respects with SOLAS, the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Rigs (all as adopted, amended or replaced from time to time), its ownership, operation and management or to the business of the Rig Owners and each Manager and shall not employ a Rig nor allow its employment:

(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code;

(ii)	to carry any nuclear waste or nuclear material under any circumstances;

(iii)	in carrying illicit or prohibited goods;

(iv)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; and

(v)	in any part of the world where there are hostilities (whether war is declared or not) or in any zone which is declared a war zone by any government or is or becomes a listed area of enhanced risk by the war risk insurers of a Rig unless the Rig Owners have (at their own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class Rig owners within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

25.10	Social and Environmental compliance

The Rig Owners shall, and shall procure that any charterers shall, comply in all respects with all Social Laws and Environmental Laws applicable to any of them or the Rigs, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Permits applicable to any of them and/or the Rigs.

25.11	Arrest

The Rig Owners shall pay and discharge when due:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against a Rig, its Earnings or its Insurances;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of a Rig, its Earnings or its Insurances; and

(c)	all other outgoings whatsoever in respect of a Rig, its Earnings and its Insurances,

(d)	and forthwith (however not later than after thirty (30) Business Days) upon receiving a notice of arrest of a Rig, or its detention in exercise or purported exercise of any lien or claim, the Rig Owners shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

25.12	Chartering and employment

(a)	No Rig Owner shall enter into arrangements which provide an obligation to charter in (or similar arrangement) any tonnage.

(b)	No Rig Owner or Intra-Group Charterer shall charter a Rig to any other company in the Group, unless that party is an Intra-Group Charterer.

25.13	Restrictions on sale

No Rig Owner shall, without the prior written consent of the Lenders sell or otherwise dispose of a Rig, unless the Loans are prepaid in accordance with Clause 9.5 (Mandatory prepayment ¬Disposal or Total Loss of a Rig) in connection therewith.

25.14	Inventory of Hazardous Materials and sustainable Rig dismantling

(a)	Each Rig Owner shall procure that the Rig owned by it has obtained an Inventory of Hazardous Material which shall be maintained throughout the Security Period.

(b)	Each Obligor shall ensure that the Rigs and any other Rig owned or controlled by the Group or sold to an intermediary with the intention of being scrapped, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or if applicable, EU Ship Recycling Regulation, 2013.

26.	Events Of Default

Each of the events or circumstances set out in Clause 26 (Events of Default) is an Event of Default (save for Clause 26.16 (Acceleration)).

26.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

26.2	Financial covenants etc.

Any requirement of Clause 23 (Financial covenants), Clause 24.3 (Compliance with laws etc.), Clause 24.4 (Sanctions) and Clause 25.2 (Insurance - Rigs) is not satisfied.

26.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Financial covenants etc.)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

26.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

26.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor as a result of an event of default (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 26.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 10,000,000 (or its equivalent in any other currency or currencies).

26.6	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party or Hedge Provider in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

26.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 26.7 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious or is being contested in good faith and with due diligence and is discharged, stayed or dismissed within thirty (30) days of commencement.

26.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor having an aggregate value of USD 10,000,000 and is not discharged within thirty (30) days.

26.9	Cessation of business

An Obligor suspends or ceases to carry on (or threatens to suspense or cease to carry on) all or a part of its business.

26.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security created or expressed to be created or evidenced by any Security Document ceases to be effective or does not create the ranking and priority it is expressed to have.

26.11	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

26.12	Repudiation, validity and cancellation/termination

(a)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

(b)	Any Finance Document ceases to be legal, valid, binding, enforceable or effective.

26.13	The Rigs

(a)	Class certification of a Rig is withdrawn.

(b)	There is an instability affecting a country of flag and each affected Rig is not transferred to another Approved Ship Registry immediately upon request by the Agent.

26.14	Sanctions

(a)	Any Obligor or any of its Subsidiaries becomes a Restricted Party or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Restricted Party or any of such persons becomes the owner or controller of a Restricted Party;

(b)	Any proceeds of a Loan are made available, directly or indirectly, to fund any trade, business or other activities involving or for the benefit of a Restricted Party or in any country or territory, that, at the time of such funding, is a Sanctioned Country or otherwise is, directly or indirectly, applied in a manner that would result in a violation of Sanctions by a Finance Party or any Obligor or for any purpose prohibited by Sanctions; or

(c)	Any Obligor or any of its Subsidiaries takes any action resulting in a violation by such persons of Sanctions or which constitutes or would constitute any such violation by a Finance Party or any Obligor.

26.15	Rig Owners

A Rig Owner ceases to be wholly owned, directly or indirectly, by the Company, unless the Loans are prepaid in accordance with Clause 9.5 (Mandatory prepayment – Disposal or Total Loss of a Rig) in connection therewith.

26.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	require payment of default interest on the Utilisations in accordance with Clause 10.3 (Default interest);

(b)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(c)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(d)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(e)	declare that cash cover in respect of each Trade Finance Instrument is immediately due and payable whereupon it shall become immediately due and payable; and/or

(f)	declare that cash cover in respect of each Trade Finance Instrument is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of any Lender; and/or

(g)	exercise or direct the Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES

27.	Changes To The Lenders

27.1	Assignment and transfers by the Lenders

Subject to this Clause 27 (Changes to the Lenders), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution, to a state owned entity or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

27.2	Company consent

(a)	The consent of the Company is required for an assignment or transfer by art Existing Lender, unless assignment or transfer is:

(i)	to another Lender or a non-UK Affiliate of a Lender; or

(ii)	made at a time when an Event of Default is continuing.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

27.3	Other conditions of assignment or transfer

(a)	The consent of the Issuing Bank is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under Facility B.

(b)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Lender Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	An assignment or transfer will only be effective if the procedure set out in Clause 27.6 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (d) shall not apply in respect of a transfer made in the ordinary course of the primary syndication of any Facility.

(e)	Each New Lender, by executing the relevant Transfer Certificate or Lender Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.4	Assignment or transfer fee

The New Lender shall, on the date upon which a transfer or assignment takes effect, pay to the Agent (for its own account) a fee of USD 5,000.

27.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 27 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 27.2 (Company consent) and Clause 27.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 27.10 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Mandated Lead Arrangers, the Bookrunner, the Hedge Providers, the issuing Bank, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers, the Bookrunner, the Hedge Providers, the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

27.7	Procedure for assignment

(a)	Subject to the conditions set out in Clause 27.2 (Company consent) and Clause 27.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Lender Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Lender Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Lender Assignment Agreement.

(b)	The Agent shall only be obliged to execute a Lender Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 27.10 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents expressed to be the subject of the assignment in the Lender Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Lender Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 27.7 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 27.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 27.2 (Company consent) and Clause 27.3 (Other conditions of assignment or transfer).

27.8	Copy of Transfer Certificate or Lender Assignment Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or a Lender Assignment Agreement, send to the Company a copy of that Transfer Certificate or Lender Assignment Agreement.

27.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

27.10	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.6 (Procedure for transfer) or any assignment pursuant to Clause 27.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.10 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 27.10 (Pro rata interest settlement) references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 27.10 (Pro rata interest settlement) but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

28.	Changes To The Obligors

28.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Guarantors, Rig Owners and/or Intra-Group Charterers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.7 (“Know your customer” checks), the Company may in connection with the replacement of a Rig or a Replacement Rig pursuant to Clause 28.5 (Replacement Rigs) request that any of its wholly owned Subsidiaries become an Additional Guarantor, an Additional Rig Owner and/or an Additional Intra-Group Charterer (as the case may be). That Subsidiary shall become an Additional Guarantor, an Additional Rig Owner and/or an Additional Intra-Group Charterer (as the case may be) if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II (Conditions Precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that an Additional Guarantor, an Additional Rig Owner and/or an Additional Intra-Group Charterer (as the case may be), each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions Precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent).

(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

28.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.4	Resignation of a Guarantor, a Rig Owner and/or an Intra-Group Charterer

(a)	The Company may in connection with the replacement of a Rig or a Replacement Rig pursuant to Clause 28.5 (Replacement Rigs) request that a Guarantor, a Rig Owner and/or an Intra-Group Charterer ceases to be a Guarantor, a Rig Owner and/or an Intra-Group Charterer by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	all the Lenders have consented to the Company’s request; and

(iii)	the Guarantor, the Rig Owner and/or the Intra-Group Charterer is replaced by an Additional Guarantor, an Additional Rig Owner and/or an Additional Intra-Group Charterer (as the case may be) pursuant to Clause 28.2 (Additional Guarantors, Rig Owners and/or Intra-Group Charterers) and Clause 28.5 (Replacement Rigs).

28.5	Replacement Rigs

(a)	A Rig may be exchanged with one or more rigs acceptable to the Lenders with (in aggregate) an equal or greater Fair Market Value than the relevant Rig to be replaced, and that is/are classed with a pre-approved classification society and registered under an Approved Ship Registry (each a “Replacement Rig”).

(b)	A replacement of a Rig by a Replacement Rig will only be effective once:

(i)	the entity which owns the Replacement Rig has acceded to this Agreement as an Additional Rig Owner and Additional Guarantor pursuant to Clause 28.2 (Additional Guarantors, Rig Owners and/or Intra-Group Charterers);

(ii)	any Group entity which charters the Replacement Rig has acceded to this Agreement as an Additional Intra-Group Charterer and Additional Guarantor pursuant to Clause 28.2 (Additional Guarantors, Rig Owners and/or Intro-Group Charterers);

(iii)	any intermediary holding company which owns shares in the relevant Additional Rig Owner has acceded to this Agreement as an Additional Guarantor pursuant to Clause 28.2 (Additional Guarantors, Rig Owners and/or Intro-Group Charterers);

(iv)	the relevant Additional Rig Owner has granted a Mortgage, an Assignment of Earnings and an Earnings Account Pledge in respect of the relevant Replacement Rig, all in form and substance satisfactory to the Agent;

(v)	any relevant Additional Intra-Group Charterer has granted an Assignment of Earnings and an Earnings Account Pledge in respect of the relevant Replacement Rig, all in form and substance satisfactory to the Agent; and

(vi)	the Company or (if relevant) any intermediary holding company which owns shares in the relevant Additional Rig Owner has granted a Share Pledge over the shares in the relevant Additional Rig Owner, in form and substance satisfactory to the Agent.

(c)	A Rig may only be replaced by a Replacement Rig on the occurrence of a Total Loss or sale of such Collateral Rig or its removal following designation by the Company for other purposes (in the Company’s sole discretion).

SECTION 10
THE FINANCE PARTIES

29.	Role Of The Agent, The Mandated Lead Arrangers, The Issuing Bank And The Reference Banks

29.1	Appointment of the Agent

(a)	Each other Finance Party and each Hedge Provider appoints the Agent to act as its agent under and in connection with the Finance Documents and the Hedging Agreements.

(b)	Each other Finance Party and each Hedge Provider authorises the Agent:

(i)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it

(iii)	to act as its security agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents.

29.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

29.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 27.8 (Copy of Transfer Certificate or Lender Assignment Agreement to the Company), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.4	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

29.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, the Issuing Bank or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Issuing Bank or the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.6	Business with the Group

The Agent, the Issuing Bank and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.7	Rights and discretions

(a)	The Agent and the Issuing Bank may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Issuing Bank or any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.8	Responsibility for documentation

None of the Agent, the Issuing Bank or any Mandated Lead Arranger is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, any Mandated Lead Arranger, the Issuing Bank, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

29.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or the Issuing Bank), neither the Agent nor the Issuing Bank will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent or the Issuing Bank (as applicable)) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Issuing Bank may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or any Mandated Lead Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Mandated Lead Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

29.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero (0), to its share of the Total Commitments immediately prior to their reduction to zero (0)) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving thirty (30) days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 29 (Role of the Agent, the Mandated Lead Arrangers, the Issuing Bank and the Reference Banks) and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Company shall, within three (3) Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 29 (Role of the Agent, the Mandated Lead Arrangers, the Issuing Bank and the Reference Banks) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 14.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

29.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

29.14	Relationship with the Lenders

(a)	Subject to Clause 27.10 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(iii) of Clause 34.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.15	Credit appraisal by the Lenders and the Issuing Bank

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and the Issuing Bank confirms to the Agent, the Issuing Bank and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of’ any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender or Issuing Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

29.16	Agent’s management time

Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and expenses) and Clause 29.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

29.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.19	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 29.16 (Role of the Reference Banks).

29.20	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 29.16 (Role of Reference Banks), Clause 38.3 (Other exceptions) and Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations).

30.	Conduct Of Business By The Finance Parties And The Hedge Providers

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party and any Hedge Provider to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party or any Hedge Provider to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party or any Hedge Provider to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	Sharing Among The Finance Parties

31.1	Payments to Finance Parties

(a)	Subject to paragraph (b) Below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by the Issuing Bank in respect of any cash cover provided for the benefit of the Issuing Bank.

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 32.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

(a)	This Clause 31 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

32.	Payment Mechanics

32.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account with such bank as that Party may notify to the Agent by not less than five (5) Business Days’ notice.

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32.9 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Company of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

32.5	Partial payments

(a)	If the Agent receives a payment under a Finance Document or a Hedging Agreement that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents and/or by the Borrower under the Hedging Agreements, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents and the Hedging Agreements in the following order:

(i)	first, in or towards payment of any unpaid amount owing to the Agent or the Issuing Bank (other than any amount under Clause 7.2 (Claims under a Trade Finance Instrument) or, to the extent relating to the reimbursement of a claim (as defined in Clause 7 (Trade Finance Instruments), Clause 7.3 (Indemnities)) under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any amount due but unpaid under Clauses 7.2 (Claims under a Trade Finance Instrument) and 7.3 (Indemnities);

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (except any Hedging Agreement);

(v)	fifthly, in or towards payment of any sum due but unpaid under the Hedging Agreements, pro rata in accordance with the amount of outstanding liabilities under the respective Hedging Agreements (after application of any netting arrangements in respect thereof.

(b)	The Agent shall, if so directed by the Lenders and the Hedge Providers, vary the order set out in paragraphs (a)(ii) to (a)(v) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor

32.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

32.9	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.9 (Disruption to payment systems etc.); and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.	Set-Off

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Each Obligor hereby agrees and accepts that this Clause 33 (Set-off) shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts, to the extent permitted by law that Section 29 of the FA Act shall not apply to this Agreement.

(c)	The provisions of this Clause 33 (Set-off) shall not prejudice or otherwise affect or apply to any netting arrangements in any Hedging Agreement, provided that on and from a date when an Event of Default is continuing, any resulting amount due to a Hedge Provider is made to and/or through the Agent in accordance with Clause 32.1 (Payments to the Agent).

34.	Notices

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail or letter.

34.2	Addresses

The address and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company or to the Borrower, that identified with its name below; Borr Drilling Limited 2nd Floor, S.E. Pearman Building 9 Par-la-Ville Road Hamilton HM 11 Bermuda E-mail: [***]

(b)	in the case of each Lender, the Issuing Bank or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

Danske Bank A/S
Holmens Kanal 2-12
DK-1092 Copenhagen K
Denmark

For credit and documentation matters (recipient of financial reports, consent request etc.): loanagency@danskebank.com.

For loan operation matters (recipient for Utilisation Requests etc.): loanadministrationc@danskebank.com.

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of electronic communication, when actually received in readable form and in the case of any electronic communication made to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.4	Notification of address and e-mail address

Promptly upon receipt of notification of an address or e-mail address or change of address or e-mail address pursuant to Clause 34.2 (Addresses) or changing its own address or e-mail address, the Agent shall notify the other Parties.

34.5	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 34.5 (Electronic communication).

34.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	Calculations And Certificates

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

(b)	For purpose of calculation of such number of days, the first day of each Interest Period shall be included and the last day thereof shall be excluded.

36.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	Remedies And Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

38.	Amendments And Waivers

38.1	Required consents

(a)	Subject to Clause 38.2 (All Lender matters) and Clause 38.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(c)	Paragraph (c) of Clause 27.10 (Pro rata interest settlement) shall apply to this Clause 38 (Amendments and waivers).

38.2	All Lender matters

Subject to Clause 38.4 (Replacement of Screen Rate) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of “Approved Ship Registry”, “Change of Control”, “Majority Lenders”, “Relevant Person”, “Restricted Party”, “Sanctions”, “Sanctions Authority” or “Sanctions List” in Clause 1.1 (Definitions);

(b)	substitution or replacement of any of the Obligors;

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(e)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	Clause 2.2 (Finance Parties’ and Hedge Providers’ rights and obligations), Clause 9.7 (Mandatory prepayment - Change of Control), Clause 9.11 (Application of prepayments), Clause 21.26 (Sanctions), Clause 21.27 (Anti-bribery, anti-corruption and anti-money laundering), Clause 24.3 (Compliance with laws etc.), Clause 24.4 (Sanctions), Clause 27 (Changes to the Lenders), Clause 28 (Changes to the Obligors), Clause 31 (Sharing among the Finance Parties), Clause 32.5 (Partial payments), this Clause 38 (Amendments and waivers), Clause 44 (Governing law) or Clause 45.1 (Jurisdiction);

(h)	the nature or scope of the guarantee and indemnity granted under Clause 20 (Guarantee and indemnity);

(i)	release of any Security created by the Security Documents unless permitted under the Finance Documents or undertaken by the Agent acting on instruction of the Majority Lenders following an Event of Default which is continuing;

(j)	any material change in any of the Security Documents,

shall not be made without the prior consent of all the Lenders and all the Hedge Providers.

38.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, a Bookrunner, a Mandated Lead Arranger, the Issuing Bank, a Reference Bank or a Hedge Provider (each in their capacity as such) may not be effected without the consent of the Agent, that Bookrunner, that Mandated Lead Arranger, the Issuing Bank, that Reference Bank or that Hedge Provider, as the case may be.

38.4	Replacement of Screen Rate

(a)	Subject to Clause 38.3 (Other exceptions), if the Screen Rate is not available for USD, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to USD in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)	If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten (10) Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

38.5	Excluded Commitment

If:

(a)	any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within three (3) Business Days of that request being made; or

(b)	any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in paragraphs (b), (c) and (d) of Clause 38.2 (All Lender matters)) or such a vote within ten (10) Business Days of that request being made,

(unless, in either case, the Borrower and the Agent agree to a longer time period in relation to any request):

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

38.6	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 9.3 (Mandatory prepayment - Illegality) or to pay additional amounts pursuant to Clause 15 (Increased costs), Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax Indemnity) to any Lender, then the Borrower may, on twenty (20) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a “Replacement Lender”) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 38.4 (Replacement of Lender) shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than forty (40) Banking Days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this Clause 38.4 (Replacement of Lender) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate more than eighty per cent. (80%) of the Total Commitments (or, if the Total Commitments have been reduced to zero (o), aggregated more than eighty per cent. (80%) of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

38.7	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility/ies; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the Facility/ies will be reduced by the amount of its Available Commitments under the Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 38.7 (Disenfranchisement of Defaulting Lenders), the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

38.8	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time after a Lender has become and continues to be a Defaulting Lender, by giving twenty (20) Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility/ies, to an Eligible Institution (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(iv)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(v)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 38.8 (Replacement of a Defaulting Lender) shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than forty (40) Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.

39.	Confidential Information

39.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurance and reinsurance brokers, insurers and reinsurers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information.

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or any of that Finance Party’s Affiliates or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 29.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.9 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 44 (Governing law);

(vi)	the names of the Agent and the Mandated Lead Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currency of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date for the Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

39.4	Entire agreement

This Clause 39 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidential Information).

39.7	Continuing obligations

The obligations in this Clause 39 (Confidential Information) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	Confidentiality Of Funding Rates And Reference Bank Quotations

40.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 10.4 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Agent’s obligations in this Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 10.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

40.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 40.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations).

40.3	No Event of Default

No Event of Default will occur under Clause 26.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations).

41.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42.	Conflict

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

43.	Contractual Recognition Of Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

44.	Governing Law

This Agreement is governed by Norwegian law.

45.	Enforcement

45.1	Jurisdiction

(a)	The courts of Norway, the venue to be Oslo District court (Nw. Oslo tingrett) have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence. validity or termination of this Agreement (a “Dispute”).

(b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 45.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

45.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)	irrevocably appoints Ro Sommernes Advokatfirma DA as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES

PART A - THE ORIGINAL RIG OWNERS

Name of Original Rig Owner	Jurisdiction of incorporation	Registration number (or equivalent, if any)

Borr Odin (UK) Limited	Scotland	SC617410
Barr Mist Limited	Cayman Islands	274800
Borr Ran Inc.	Marshall Islands	85685
Borr Saga Inc.	Marshall Islands	89738

PART B - THE ORIGINAL INTRA-GROUP CHARTERERS

Name of Original Intra-Group Charterer	Jurisdiction of incorporation	Registration number (or equivalent, if any)

Paragon Asset (UK) Ltd.	Cayman Islands	66071
Paragon Offshore (Land Support) Limited	Scotland	SC459415
Barr SEA Operations Inc.	Marshall Islands	92792
Borr Drilling Contracting S. de R.L. de C.V.	Mexico	N-2019012449
Borr Drilling Mexico S. de R.L. de C.V.	Mexico	N-2019012190

PART C - THE ORIGINAL GUARANTORS

Name of Original Guarantor	Jurisdiction of incorporation	Registration number (or equivalent, if any)

Borr Odin (UK) Limited	Scotland	SC617410
Borr Mist Limited	Cayman Islands	274800
Barr Ran Inc.	Marshall Islands	85685
Barr Saga Inc.	Marshall Islands	89738
Borr (UK) Holdings Limited	Scotland	SC617356
Paragon Asset (UK) Ltd.	Cayman Islands	66071
Paragon Offshore (Land Support) Limited	Scotland	SC459415

Name of Original Guarantor	Jurisdiction of incorporation	Registration number (or equivalent, if any)

Borr SEA Operations Inc.	Marshall Islands	92792
Borr Drilling Contracting S. de R.L. de C.V.	Mexico	N-2019012449
Borr Drilling Mexico S. de R.L. de C.V.	Mexico	N-2019012190

PART D - THE ORIGINAL LENDERS

Name of Original Lender:	Facility A Commitment	Facility B Commitment	Total Commitments:

Danske Bank, Norwegian Branch	USD 50,000,000	USD 60,000,000	USD 110,000,000
Citibank N.A., Jersey Branch	USD 50,000,000		USD 50,000,000
Total Commitment:	USD 100,000,000	USD 60,000,000	USD 160,000,000

PART E - THE MANDATED LEAD ARRANGERS AND BOOKRUNNERS

Name of Mandated Lead Arranger and Bookrunner:	Address
Danske Bank A/S	Holmens Kanal 2-12, DK-1092 Copenhagen K, Denmark
Citigroup Global Markets Limited

PART F - THE HEDGE PROVIDERS

Name of Hedge Provider:	Address
Danske Bank A/S	Holmens Kanal 2-12, DK-1092 Copenhagen K, Denmark
Citigroup Global Markets Limited

SCHEDULE 2
CONDITIONS PRECEDENT

Part I
Conditions Precedent to the initial Utilisation Date

1.	Obligors

(a)	Certified copies of the constitutional documents of each Obligor.

(b)	A certified copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and Transaction Documents to which it is a party and resolving that it shall execute the Finance Documents and Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents and Transaction Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	Powers of Attorney in respect of the resolution referred to in paragraph (b) above (if relevant).

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)	A copy of a resolution signed by all the holders of the issued shares in each Guarantor (if relevant), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantor is a party.

(f)	A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(g)	A certificate of an authorised signatory of the Company (on behalf of each relevant Obligor) certifying that each copy document relating to each relevant Obligor specified in this Part I (Conditions Precedent to the initial Utilisation Date) of Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Know Your Customer (KYC) requirements

Any documents required by the Agent and the Lenders pursuant to any “Know your customer Checks” with respect to the Obligors and their signatories, directors and ultimate beneficial owners.

3.	Finance Documents

(a)	The Agreement.

(b)	Each Fee Letter, duly acknowledged by the Company.

(c)	The Mortgages.

(d)	Evidence of perfection of the Mortgages.

(e)	The Assignments of Insurances.

(f)	Evidence of perfection of the Assignments of Insurances.

(g)	The Assignments of Earnings.

(h)	Evidence of perfection of the Assignments of Earnings.

(i)	The Assignments of Intra-Group Loans.

(j)	Evidence of perfection of the Assignments of Intra-Group Loans.

(k)	The Earnings Account Pledges.

(l)	Evidence of perfection of the Earnings Account Pledges.

(m)	The Share Pledges.

(n)	Evidence of perfection of the Share Pledges.

(o)	The Manager’s Undertakings.

(All Finance Documents to be delivered in original).

4.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 45.2 (Service of process) has accepted its appointment.

(b)	The Original Financial Statements of each Obligor.

(c)	An updated Group chart.

(d)	An original Compliance Certificate confirming that the Obligors are in compliance with the financial covenants as set out in Clause 23 (Financial covenants).

(e)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 13 (Fees) and Clause 18 (Costs and expenses) have been paid or will be paid by the Signing Date.

(f)	The Hedging Agreements (if relevant).

(g)	Any other document, authorisation or assurance requested by the Agent.

5.	Documents relating to the relevant Rig

The following documentation in respect of each Rig:

(a)	Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Rig in accordance with Clause 25.2 (Insurance – Rigs), and evidencing that the Agent’s Security in the insurance policies have been noted in accordance with the relevant notices as required under the relevant Assignment Agreement.

(b)	A copy of a report, in form and scope reasonably acceptable to the Agent, from Marsh or another firm of marine insurance brokers acceptable to the Lenders with respect to the insurance maintained in respect of the Rig, together with a certificate from such broker certifying that such insurances (I) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as is acceptable to the Lenders and (II) conform with requirements of the mortgage taken for the benefit of the Lenders in the Rig.

(c)	A certified copy of the relevant Management Agreement.

(d)	A copy of each Rig’s charterparty or other commercial employment contract (if relevant).

(e)	Evidence (by way of transcript of registry) that the Rig is registered in the name of the relevant Rig Owner in an Approved Ship Registry acceptable to the Agent, that the relevant Mortgage has been, or will in connection with Utilisation of the relevant Loan be, executed and recorded with its intended priority against the Rig and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Rig.

(f)	A certified copy of an updated class certificate related to the Rig from the relevant classification society, confirming that the Rig is classed in accordance with Clause 25.5 (Classification and repairs), free of extensions and overdue recommendations.

(g)	A copy of the Inventory of Hazardous Materials (IHM).

(h)	Valuation certificates issued not earlier than thirty (30) days before the Signing Date evidencing the Fair Market Value of the Rig.

6.	Authorisations

(a)	All approvals, authorisations and consents required by any government or other authorities or third parties for the Obligors to enter into and perform their obligations under this Agreement and/or any of the Finance Documents to which they are respective parties and so that all applicable waiting periods have expired without any action being taken by any competent authority which, in the judgment of the Agent, restrains, prevents, or imposes materially adverse conditions upon the entry into the Agreement or the transactions contemplated thereby.

(b)	No judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Agreement or the transactions referred to therein shall exist.

7.	Legal opinions

The following documents to be received by the Agent no later than each Utilisation Date:

(a)	A legal opinion from Advokatfirmaet Schjedt AS, legal advisers to the Agent in Norway, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	If an Obligor is incorporated in a jurisdiction other than Norway, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	If any Mortgaged Asset is situated in a jurisdiction other than Norway, or any Finance Document is subject to any other choice of law than Norwegian law, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

Part II
Conditions Precedent required to be delivered by an Additional Obligor

(a)	An Accession Letter, duly executed by the Additional Obligor and the Company.

(b)	A copy of the constitutional documents of the Additional Obligor.

(c)	A copy of a resolution of the board of directors of the Additional Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(ii)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

(f)	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(g)	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II (Conditions Precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

(h)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

(i)	If available, the latest audited financial statements of the Additional Obligor.

(j)	A legal opinion of Advokatfirmaet Schjedt AS, legal advisers to the Arranger and the Agent in Norway.

(k)	If the Additional Obligor is incorporated in a jurisdiction other than Norway, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

(l)	If the proposed Additional Obligor is incorporated in a jurisdiction other than Norway, evidence that the process agent specified in Clause 45.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

SCHEDULE 3
REQUESTS

Part I
Utilisation Request – Loans

From:	Borr Drilling Limited

To:	Danske Bank A/S

Dated:

Dear Sirs

Borr Drilling Limited - USD 160,000,000 Revolving Credit and Guarantee Facility
Agreement dated [ ] March 2019 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	USD
Amount:	[ ] or, if less, the Available Facility in relation to Facility A

Interest Period:	[ ] ([1, 3 or 6] months)

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]/[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Borr Drilling Limited

Part II
Utilisation Request – Trade Finance Instruments

From: Borr Drilling Limited

To: Danske Bank A/S

Dated:

Dear Sirs

Borr Drilling Limited — USD 160,000,000 Revolving Credit and Guarantee Facility
Agreement dated [ ] March 2019 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Trade Finance Instrument to be issued by the Issuing Bank specified below on the following terms:

Issuing Bank:	Danske Bank A/S

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Facility B

Currency of Trade Finance Instrument:	[ ]

Amount:	[ ] or, if less, the Available Facility in relation to Facility B

Beneficiary:	[ ]

Term:	[ ]

3.	We confirm that each condition specified in paragraph (b) of Clause 6.5 (Issue of Trade Finance Instruments) of the Agreement is satisfied on the date of this Utilisation Request.

4.	We attach a copy of the proposed Trade Finance Instrument.

5.	The purpose of this proposed Trade Finance Instrument is [ ].

6.	This Utilisation Request is irrevocable.

7.	[Specify delivery instructions].

Yours faithfully

authorised signatory for
Borr Drilling Limited

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To: Danske Bank A/S as Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Borr Drilling Limited - USD 160,000,000 Revolving Credit and Guarantee Facility
Agreement
dated [ ] March 2019 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 27.6 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27.6 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].

[Agent]

By:

SCHEDULE 5
FORM OF LENDER ASSIGNMENT AGREEMENT

To:	Danske Bank A/S as Agent and Borr Drilling Limited as Company, for and on behalf of each Obligor

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Borr Drilling Limited - USD 160,000,000 Revolving Credit and Guarantee Facility Agreement
dated [ ] March 2019 (the “Agreement”)

1.	We refer to the Agreement. This is a Lender Assignment Agreement. Terms defined in the Agreement have the same meaning in this Lender Assignment Agreement unless given a different meaning in this Lender Assignment Agreement.

2.	We refer to Clause 27.7 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Utilisations under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in Utilisations under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.5 (Limitation of responsibility of Existing Lenders).

7.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and wishes that scheme to apply to the Agreement.][1]

8.	This Lender Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 27.8 (Copy of Transfer Certificate or Assignment Agreement to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Lender Assignment Agreement.

9.	This Lender Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Lender Assignment Agreement.

[1]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

10.	This Lender Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by Norwegian law.

11.	This Lender Assignment Agreement has been entered into on the date stated at the beginning of this Lender Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Lender Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [           ].

Signature of this Lender Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

SCHEDULE 6
FORM OF COMPLIANCE CERTIFICATE

From:	Borr Drilling Limited

To:	Danske Bank A/S as Agent

Dated:

Dear Sirs

Borr Drilling Limited - USD 160,000,000 Revolving Credit and Guarantee Facility
Agreement dated [ ] March 2019 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

Fair Market Value	Clause 9.6
Requirement:	Min. 175% of outstanding Utilisations
Market Value	USD
Outstanding Utilisations (aggregated)	USD
In Compliance	Yes/No
***

Book Equity ratio	Clause 23.2 (a)
Requirement:	Minimum 40%
Book Equity	USD
Book Assets	USD
Ratio	[ ]%
In Compliance	Yes/No
***

Working Capital	Clause 23 (b)
Requirement:	Positive
Current Assets	USD
Current Liabilities	USD
In Compliance	Yes/No
***

Minimum Free Liquidity	Clause 23.2 (c)
Requirement:	Higher of: USD 50,000,000; and [5]/[4] of Net Interest Bearing Debt
Net Interest Bearing Debt	USD
Cash	USD
In Compliance	Yes/No

3.	Enclosed are the relevant calculations demonstrating compliance with such minimum requirements, along with valuations obtained from [two (2)] [three (3)[ ] Approved Brokers as per [date].

4.	[We confirm that each Repeating Representation is true and correct on this date and that no Default is continuing.]*

Yours faithfully

authorised signatory for
Borr Drilling Limited

*	It this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 7
TIMETABLES

Part I
Loans

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	11:00 am London time on the date falling three (3) Business Days prior to the relevant Utilisation Date

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	11:00 am London time on the date falling one (1) Business Day prior to the relevant Utilisation Date

LIBOR is fixed	Quotation Day 11:00 a.m. London time

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 12.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Trade Finance Instruments)) or duly completed Renewal Request (Clause 6.6 (Renewal of a Trade Finance Instrument))	11:00 a.m. London time on the date falling ten (10) Business Days prior to the relevant Utilisation Date

Part II
Trade Finance Instruments

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Trade Finance Instruments)	11:00 a.m. London time on the date falling three (3) Business Day prior to the relevant Utilisation Date

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Trade Finance Instrument, if required under paragraph (d) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and the Lenders of the Trade Finance Instrument in accordance with paragraph (d) of Clause 6.5 (Issue of Letters of Credit)	11:00 a.m. London time on the date falling two (2) Business Days prior to the relevant Utilisation Date

Delivery of a duly completed Renewal Request (Clause 6.6 (Renewal of a Trade Finance Instrument))	11:00 a.m. London time on the date falling three (3) Business Days prior to the relevant Utilisation Date

SCHEDULE 8

LIST OF RIGS

Rig	Owner	Flag	IMO No.	Class	Class notation
Odin	Borr Odin (UK) Limited	Vanuatu	9621455	ABS	Ai Self-elevating Drilling Unit
Mist	Borr Mist Limited	Vanuatu	9637466	ABS	At Self-elevating Drilling Unit
Ran	Borr Ran Inc.	Liberia	8771320	ABS	Ai Self-elevating Drilling Unit
Saga	Borr Saga Inc.	Vanuatu	9719006	ABS Delayed Delivery Mode	Al Self-elevating Drilling Unit

SCHEDULE 9

FORM OF ACCESSION LETTER

From:	Borr Drilling Limited and [ ]

To:	Danske Bank A/S as Agent

Dated:

Dear Sirs

Borr Drilling Limited - USD 160,000,000 Revolving Credit and Guarantee Facility
Agreement dated [ ] March 2019 (the “Agreement”)

5.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning when used in this Accession Letter unless given a different meaning in this Accession Letter.

6.	[Subsidiary] agrees to become an Additional [Guarantor]/[Rig Owner]/[Intra-Group Charterer] and to be bound by the terms of the Agreement as an Additional [Guarantor]/[Rig Owner]/[Intra-Group Charterer] pursuant to Clause 28.2 (Additional Guarantors, Rig Owners and/or Intra-Group Charterers) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

7.	[The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional [Guarantor]/[Rig Owner][Intra-Group Charterer].]

8.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

9.	This Accession Letter is governed by Norwegian law.

Yours faithfully

authorised signatory for
Borr Drilling Limited

authorised signatory for
[]

SCHEDULE 10
FORM OF RESIGNATION LETTER

From: Borr Drilling Limited and [     ]

To: Danske Bank A/S as Agent

Dated:

Dear Sirs

Borr Drilling Limited - USD 160,000,000 Revolving Credit and Guarantee Facility
Agreement dated [ ] March 2019 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning when used in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 28.4 (Resignation of a Guarantor, a Rig Owner and/or an Intra-Group Charterers) of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Guarantor]/[Rig Owner][Intra-Group Charterer] under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]*

4.	This Resignation Letter is governed by Norwegian law.

Yours faithfully

authorised signatory for
Borr Drilling Limited

authorised signatory for
[]

* Insert any other conditions required by the Facility Agreement.

EXECUTION PAGE
OBLIGORS

Company and Borrower: BORR DRILLING LIMITED

By:	/s/ [***]
Name:	[***]
Title:	[***]

Original Rig Owner and Original Guarantor: BORR ODIN (UK) LIMITED		Original Rig Owner and Original Guarantor BORR MIST LIMITED
By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Original Rig Owner and Original Guarantor: BORR RAN INC.		Original Rig Owner and Original Guarantor: BORR SAGA INC.
By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Original Intra-Group Charterer and Original Guarantor: PARAGON ASSET (UK) LTD.		Original Intra-Group Charterer and Original Guarantor: PARAGON OFFSHORE (LAND SUPPORT) LIMITED
By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Original Intra-Group Charterer and Original Guarantor: BORR SEA OPERATIONS INC.		Original Intra-Group Charterer and Original Guarantor: BORR DRILLING CONTRACTING S. DE R.L. DE C.V.
By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Original Guarantor BORR (UK) HOLDINGS LIMITED		Original Intra-Group Charterer and Original Guarantor: BORR DRILLING MEXICO S. DE R.L. DE C.V.
By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

FINANCE PARTIES

Original Lender: DANSKE BANK, NORWEGIAN BRANCH		Original Lender: CITIBANK N.A., JERSEY BRANCH
By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Issuing Bank, Mandated Lead Arranger and Hedge Provider: DANSKE BANK A/S		Mandated Lead Arranger and Hedge Provider: CITIGROUP GLOBAL MARKETS LIMITED
By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Agent: DANSKE BANK A/S
By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

FINANCE PARTIES

Original Lender: DANSKE BANK, NORWEGIAN BRANCH		Original Lender: CITIBANK N.A., JERSEY BRANCH
By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Issuing Bank, Mandated Lead Arranger and Hedge Provider: DANSKE BANK A/S		Mandated Lead Arranger and Hedge Provider: CITIGROUP GLOBAL MARKETS LIMITED
By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Agent: DANSKE BANK A/S
By:	/s/ [***]
Name:	[***]
Title:	[***]

FINANCE PARTIES

Original Lender: DANSKE BANK, NORWEGIAN BRANCH		Original Lender: CITIBANK N.A., JERSEY BRANCH
By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Issuing Bank, Mandated Lead Arranger and Hedge Provider: DANSKE BANK A/S		Mandated Lead Arranger and Hedge Provider: CITIGROUP GLOBAL MARKETS LIMITED
By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Agent: DANSKE BANK A/S
By:	/s/ [***]
Name:	[***]
Title:	[***]